UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.       )

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Sonoco Products Company
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Sonoco Products Company

1 North Second Street Hartsville, South Carolina 29550 US

March 18, 2022

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 20, 2022, at 11:00 a.m. (Eastern Time).

We have enclosed a Notice of 2022 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2021 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2022 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and is greatly appreciated.

John R. Haley

Chairman

SONOCO 2022 PROXY STATEMENT          1

Notice of 2022 Annual Meeting of Shareholders	3	Security Ownership of Certain Beneficial Owners	24
Electronic Access to Annual Meeting Materials	4	Executive Compensation	25
Company Overview	5	Compensation Discussion and Analysis	25
Performance Highlights	5	Compensation Committee Report	35
Shareholder Engagement	5	Compensation Risk Review	35
Environment and Sustainability	6	Summary Compensation Table	36
Human Capital Management	6	2021 Grants of Plan-based Awards	38
Board of Directors and Board Matters	8	Outstanding Equity Awards at 2021 Fiscal Year-end	39
Board Attributes and Diversity	8	2021 Option Exercises and Stock Vested	40
Proposal 1: Election of Directors	9	2021 Pension Benefits	41
Director Nomination Process	13	2021 Nonqualified Deferred Compensation	44
Director Independence Policies	13	Potential Benefits Payable Immediately Upon
Board Meetings and Committees of the Board	13	Certain Separation Events	46
Compensation Committee Interlocks		Pay Ratio	48
and Insider Participation	15	Audit Committee Report	49
Director Compensation	15	Independent Registered Public Accounting Firm	50
2021 Director Compensation Table	16	Proposal 2: Ratification of Independent Registered
Non-employee Directors’ Outstanding Equity		Public Accounting Firm	51
Awards at 2021 Fiscal Year-end	18	Proposal 3: Advisory (Non-binding) Vote to Approve
Delinquent Section 16(a) Reports	18	Executive Compensation	51
Corporate Governance	19	Proposal 4: Board of Directors’ Proposal to Amend
Corporate Governance Guidelines	19	the Articles of Incorporation to Implement a Majority
Code of Business Conduct and Ethics	19	Voting Standard in Uncontested Director Elections	52
Annual Performance Evaluation of the Board	19	Proposal 5: Advisory (Non-binding) Shareholder
Majority Withheld – Director Resignation Policy	19	Proposal Regarding Special Shareholder Meeting
Board Leadership Structure, Executive Sessions		Improvement	53
of Non-management Directors and Lead Director	19	Information Concerning the Solicitation	55
Proxy Access By-law	20	Incorporation by Reference	57
Communications with the Board of Directors	20	Shareholder Proposals for Next Annual Meeting	57
The Board’s Role in the Risk Management Process	20	Delivery of Documents to Shareholders Sharing
Related Party Transactions	22	an address	58
Security Ownership of Management	23	Others Matters	58
		Appendix A	59

2          SONOCO 2022 PROXY STATEMENT

Sonoco Products Company

1 North Second Street Hartsville, South Carolina 29550 US

Meeting Information
Date & Time	Record Date
Wednesday, April 20, 2022	February 23, 2022
11:00 a.m. Eastern Time	at close of business

Place	Live Audio Cast & Replay
The Center Theater	investor.sonoco.com/events/event-details/
212 North Fifth Street	sonoco-2022-shareholders-meeting
Hartsville, South Carolina

Ballot Proposals
Proposal 1	Proposal 4
Election of 12 Directors	Board of Directors’ Proposal to Amend the Articles
Board recommends a vote FOR all 12 nominees	of Incorporation to Implement a Majority Voting
Standard in Uncontested Director Elections
Proposal 2	Board recommends a vote FOR the proposal
Ratification of Independent Registered Public Accounting Firm
Board recommends a vote FOR the proposal	Proposal 5
Advisory (Non-binding) Shareholder Proposal
Proposal 3	Regarding Special Shareholder Meeting Improvement
Advisory (Non-binding) Vote on Executive Compensation	Board recommends a vote AGAINST the proposal
Board recommends a vote FOR this proposal
To transact any other business that properly comes before the meeting and at any adjournment or postponement of the meeting.

Vote Your Proxy Now
Shareholders of Record (Shares registered with Sonoco at Continental Stock Transfer & Trust)
TELEPHONE	1 (866) 894-0536
INTERNET	www.cstproxyvote.com
MAIL	Sign, date, and mail the enclosed proxy card.

Beneficial Owners (Shares held with a bank or broker)
TELEPHONE	See the enclosed voting instruction form.
INTERNET	See the enclosed voting instruction form.
MAIL	Sign, date, and mail the enclosed voting instruction form.

SONOCO 2022 PROXY STATEMENT          3

Notice of 2022 Annual Meeting of Shareholders

The enclosed proxy materials are being mailed on or about March 18, 2022, in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders. We have enclosed a copy of the 2021 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders. If you were a shareholder of record at the close of business on February 23, 2022, you can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting of Shareholders by following the instructions in the proxy statement.

Electronic Access to Annual Meeting Materials

IMPORTANT NOTICE REGARDING THE AVAILABILITYOF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON APRIL 20, 2022

Sonoco’s 2021 Annual Report and 2022 Proxy Statement are available via the Internet at http://www.cstproxy.com/sonoco/2022

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker, bank, or other nominee, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

By order of the Board of Directors,

John M. Florence, Jr. General Counsel & Secretary

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Company Overview

Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company had approximately 20,500 employees working in more than 300 operations in 34 countries, serving some of the world’s best-known brands in some 85 nations. Our purpose is Better Packaging. Better Life. This means we are committed to creating sustainable packaging solutions that help build our customers’ brands, enhance their product offerings and improve the quality of life for people around the world. The Company was listed as number one in the packaging sector on Fortune’s World’s Most Admired Companies for 2021 as well as Barron’s 100 Most Sustainable Companies for the third-consecutive year.

Performance Highlights

Despite unprecedented headwinds from storms, supply chain disruptions, inflation and the continuing effects of the Covid-19 pandemic, Sonoco produced solid results in 2021 while making significant progress in our primary objective to be the benchmark company for yield and stability in the packaging industry. We aggressively drove price increases across all our businesses to counter higher raw material and non-material inflation. We increased capital spending to fund more high-return projects, such as Project Horizon, a $125 million investment to transform our Hartsville, S.C. corrugated medium machine into a state-of-the-art uncoated recycled paperboard operation. We better focused our sustainability efforts, including setting aggressive science-based targets to meaningfully reduce greenhouse gas emissions over the next decade. We simplified our portfolio by exiting the display and packaging business and recently completed the $1.35 billion acquisition of Ball Metalpack, which further expands our sustainable, consumer packaging offering. Finally, we rewarded shareholders with a record $397 million in cash through dividends and share repurchases.

Our 2021 performance highlights include:

$5.59 billion

Net sales grew 6.7% in 2021, compared to $5.24 billion in 2020, from higher selling prices, implemented to recover inflation and a 3% improvement in volume/mix which more than offset the negative impact from divestitures, net of acquisitions.

$3.56

Full-year 2021 GAAP net loss of $(0.85) per diluted share, compared with GAAP income of $2.05 per diluted share in 2020. The GAAP net loss included after-tax charges totaling $4.39 per diluted share, mostly driven by $4.21 per diluted share, in after-tax non-operating pension costs largely attributable to pension settlement charges and after-tax loss related to the early extinguishment of debt, in addition to restructuring and asset impairment charges, acquisition/divestiture-related costs and other non-base items. Base earnings per diluted share increased 4.4% to $3.56 per diluted share from $3.41 per diluted share in 2020. Base net income is a Non-GAAP financial metric. Information on how it was calculated is provided on page 29.

$397 Million

Returned record amounts of cash to shareholders in 2021, including $179 million in dividends and $218 million in share repurchases.

Shareholder Engagement

Shareholder engagement is a key pillar of our governance strategy, and we are committed to active engagement with our shareholders. In 2021, we conducted proactive shareholder engagements with several large institutions representing approximately 38% of our outstanding shares. Topics discussed during these engagement meetings, included sustainability and climate change strategy; human capital management, including diversity and inclusion initiatives; board diversity, experience and refreshment; and corporate strategy and capital allocation priorities. Four board members, including our Chairman and Lead Independent Director, and members of our senior leadership team conducted the various engagement meetings. The 2021 engagement process, including key takeaways were summarized and presented to the Board. Topic discussions during these engagements provided insight and assurance that key

SONOCO 2022 PROXY STATEMENT          5

Company Overview

shareholder interests are known for our future decision-making process. We expect to conduct additional proactive engagements with several of our largest institutional shareholders in 2022 in order to better understand their perceptions and communicate our focus on sustainability, diversity and inclusion, corporate strategy and board governance. In addition, we expect to provide regular updates regarding our financial performance and strategic actions to the investor community through our participation in investor conferences, one-on-one meetings, earnings calls and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through our SEC filings, press releases, website and Corporate Responsibility Report.

Environment and Sustainability

Packaging plays a fundamental role in providing sustainable, safe and hygienic delivery systems for food, medicines and other essential products around the world. As such, we believe the value of packaging is more than just its impact on the planet. As a global leader in the production of sustainable consumer, industrial, healthcare and protective packaging, we believe it is of utmost importance to address environmental challenges, such as climate change, based on data-driven scientific criteria.

Sonoco is committed to measuring, reporting and reducing our greenhouse gas emissions as well as energy and water consumption and waste generation in our operations around the world. While we have reduced normalized greenhouse gas emissions by approximately 25% since 2009, we also are committed to advancing our environmental progress by setting ambitious new targets to reduce our global greenhouse gas emissions in line with the Paris Climate Agreement – to limit global temperatures to warming to well-below 2-degrees C above pre-industrial levels. Specifically, Sonoco is committed to reducing absolute scope 1 and 2 greenhouse gas emissions by 25% by 2030 from a 2020 base year. We have also committed to reduce absolute scope 3 greenhouse gas emissions by 13.5% by 2030 by working with our customers and suppliers to develop innovative packaging solutions that reduce packaging waste and improve recyclability.

These targets have been validated by the Science-Based Targets initiative (SBTi). In addition, we are actively studying necessary operational changes, technology developments and market changes that would be required to achieve net-zero greenhouse gas emissions by 2050.

Circular Economy Actions

Taking action to reduce waste generation is important for all Sonoco operations around the world. In the last fiscal year, Sonoco reduced normalized waste disposal by 10%. In addition, we recycled or caused to be recycled 86%, equivalent by weight, of products we put in the marketplace.

As a leading recycler in the United States, with recycling capabilities across the globe, Sonoco is uniquely positioned to understand the challenges of packaging associated with both the beginning and end of life and as such, is investing in both packaging design as well as infrastructure within our own material recovery facilities (MRFs) to expand the slate of packaging that can be successfully collected, sorted and processed for recycling. We are also engaged in partnerships across trade, academia, and our supply chain aimed at driving creative solutions to the challenges around packaging and end of life.

We have developed our EnviroSense® portfolio of more sustainable packaging which includes recyclable packaging, such as paper-based packaging, mono-material flexible packaging, and recyclable thermoformed packaging; among other attributes, including bio-based materials, recycled content and overall improved environmental footprint versus alternative packages.

Since 2009, the Board’s Employee and Public Responsibility committee has been tasked with the responsibility of overseeing policies, strategies and programs related to environment, social and governance matters, including all issues related to the sustainability of our products and operations. Additional information about Sonoco’s sustainability efforts, including our Corporate Responsibility Report, is posted on our website at sonoco.com/sustainability. The information posted on or accessible through our website, including this information, is not incorporated into this Proxy Statement (see “Incorporation by Reference” on page 57).

Human Capital Management

Sonoco’s core belief that “we are only as strong as our people” underlies our efforts to attract, acquire and retain talented employees for our global businesses. We seek to engage, develop and reward our 20,500 employees so they can successfully pursue our purpose of Better Packaging. Better Life. We depend on our employees to achieve our mission of creating sustainable packaging solutions that help build our customers’ brands, enhance the quality of their products and improve the quality of life for people around the world. We accomplish this goal by establishing a foundation for actions that support health and safety, diversity and inclusion, and talent development.

Health and Safety – Protecting the health and safety of our employees is our top priority, and we are committed to providing a safe working environment for all our associates. We use global and local incident data along with identifying leading indicators to create program and safety action plans to reduce conditions and behaviors that lead to at-risk situations. In 2021, we moved our safety program from a historical lagging indicator focus to a more proactive, leading indicator approach. Overall, recordable injuries were slightly down in 2021, but more importantly are down 14% since 2019. To promote further elimination of more significant Life Changing Events (LCE), we engaged outside experts to conduct assessments of high-risk activities and leveraged learnings globally. In addition, we evaluated our safety

6          SONOCO 2022 PROXY STATEMENT

Company Overview

systems to improve focus and resources and globally achieved completion of 99% of all Safety Action Plans, which are site level improvement plans designed to reduce risk. Finally, our operations leadership worked together to develop a new Safety Playbook which will be used globally in 2022 to further train our employees.

Covid-19 Health and Safety – Our focus on safeguarding the health of our employees continued to evolve around actions we are taking to reduce exposures to Covid-19. We continued to implement safety protocols across our facilities following recommendations by the U.S. Center for Disease Control and Prevention and the World Health Organization. As the pandemic continuously evolved, we put in place measures and practices for the health and safety of our employees, customers and suppliers, and in response to changing local mandates. We proactively provided employees with Personal Protective Equipment (PPE), and where possible, provided on-site testing and vaccination clinics.

Diversity and Inclusion – Sonoco embraces Diversity and Inclusion, and our efforts to increase diversity within our Company are an organizational priority. We strive to translate our values and beliefs about people into an organization that reflects the diversity of our customers and the communities where we live and work. As of December 31, 2021, our employees were located in the following geographic regions: 48% in North America; 30% in Europe, Middle East and Africa; 12% in Latin America; and 10% in Asia Pacific. Our global workforce is 26% female and 74% male and 34% of our U.S. employees identify with a racial minority. We have labor unions in all regions of our operations, and in North America, approximately 16% of our employees are represented by unions. We rely on the unique qualities and talents of our employees to help us meet our strategic priorities. Our Diversity and Inclusion goals are focused on increasing representation of women and racial minority employees into more salaried and senior leadership positions. We are working toward this goal by increasing hiring and promotion rates as well as decreasing attrition. We made significant progress in talent acquisition during 2021, despite a challenging labor market. In the U.S., 44% of hires were female and 34% were a member of a minority group. For the past 10 years, Sonoco’s employees have expanded and improved our Global Diversity and Inclusion Council, which is chaired by our President and CEO. In 2021, we continued to focus council activities on workforce representation (diversity) and work environment (inclusion) by addressing unconscious bias to ensure we build an environment where diverse backgrounds are appreciated, and diverse ideas are heard. Also, in 2021 the Global Diversity and Inclusion Council chartered a new Business Resource Group (BRG), Black Employees @ Sonoco to join our other four existing BRGs. In addition, we are committed to lifting up historically disadvantaged businesses in an effort to make a positive economic impact on society. We have had a dedicated Supplier Diversity program since 2004, and since 2010 we have spent more than $1.9 billion with certified, diverse suppliers.

Talent Acquisition and Development – Attracting, developing and retaining talented employees is critical to our success and is an integral part of our human capital strategy. We have created a Global Talent Acquisition and Organization Development team to provide a more holistic approach to managing and enriching the employee lifecycle through continuous training and comprehensive succession planning. In 2021, we significantly expanded Sonoco University, a centralized digital training hub, to provide our employees with diverse learning and career development programs. In addition, we conduct regular talent succession assessments along with individual performance reviews in which managers provide regular feedback and coaching to assist with the development of our employees, including the use of individual development plans to assist with individual career development.

Sonoco’s Board believes that effective human capital management is essential to our success and the Board is actively engaged and involved in talent management and succession planning. The Board oversees and annually reviews leadership development and assessment initiatives, as well as succession plans for our CEO and senior management. Working closely with our CEO and the Chief Human Resources officer, the Board regularly reviews our talent strategy, including making sure we have a strong, diverse, and experienced leadership team. In 2021, the Board discussed talent management and/or succession planning at each of its quarterly meetings. The Board also oversees Sonoco’s diversity and inclusion efforts, including oversight and annual review of Sonoco’s progress toward its diversity and inclusion goals.

SONOCO 2022 PROXY STATEMENT          7

Board of Directors and Board Matters

We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to the Board and management and qualifies each of them for service on our Board. Additionally, the business and personal experience, gender, racial, cultural, and geographic diversity of our directors affords a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face our Company.

Board Attributes and Diversity

Commitment to Board Refreshment and Varying Degrees of Director Tenure – Depth of Institutional Experience

We recognize the importance of refreshing our Board with diverse, experienced leaders. Since 2018, the Board has added five new members, including four independent directors. These new members demonstrate the Board’s commitment to refreshment with independent nominees who provide experience and perspective to advance our business strategy. Following our long-standing tradition of having our Chief Executive Officer serve on the Board, Howard Coker, our President and Chief Executive Officer, joined the Board in 2020. We believe this tradition facilitates continuity and effective communication between management and the Board.

We also believe it is important to have varying degrees of tenure on our Board. We currently have four directors with more than 10 years’ experience, four directors with between five to 10 years’ experience, and five directors with five or fewer years’ experience serving on our Board. During their tenures, our longer serving directors have gained considerable institutional knowledge, which has given them increased knowledge of and valuable insight into the Company and its operations. Because our Company’s operations and business structure are relatively complex, we believe continuity of service and the development and retention of institutional knowledge help make our
Board more efficient and effective at advising the Company regarding our long-range strategic plans, goals and objectives, as well as any immediate issues. The experience of our more tenured directors provides historical perspective and context relating to our strengths and weaknesses, while periodic Board refreshment allows our Board the opportunity to consider new ideas, perspectives and processes. Our by-laws provide for retirement at age 75. In accordance with these guidelines, one of our directors, M.D. Oken, will not stand for reelection at our 2022 Annual Meeting, having reached age 75.

Long-standing Commitment to Board Diversity

We are very intentional about our long-standing commitment to gender, racial and cultural board diversity and independence. 42% of our Board members are women or come from a diverse background. For well over two decades, our Board has included women, minorities and culturally diverse members. For nearly 30 years we have had gender and racial diversity represented in our Board. In addition, we seek geographic diversity in our directors.
Most of our directors live outside South Carolina; one director lives in Europe, where the Company generated approximately 17% of its revenues in 2021. Maintaining this type of diversity helps bring more global business perspectives to our Board.

Investment and Financial, Manufacturing, International and Accounting Experience

We also consider diversity of a potential director’s skill sets and business and personal experience, and we have historically selected directors with business backgrounds from global manufacturing and professional services such as accounting, financial, legal, and academia. In addition to their other qualifications, six of our directors have experience as executive officers of manufacturers, with financial and operational experience on all levels of their businesses, which provides them with differing and insightful perspectives about the manufacturing sector and the issues that confront manufacturers. Four of our directors have banking and/or investment experience, which provides them with valuable instincts and insights into financial matters that affect our Company. Five of our directors have international business experience, which is extremely important to us as a global company. Two of our directors, both of whom have been partners with major global accounting firms, are certified public accountants, and two of our directors are academics with backgrounds in the business schools at major universities. Most of our directors also serve or have previously served on the boards of other public companies, which provides them with a further understanding of the regulatory environment in which public companies operate. Our Board derives strength and depth from this varied business experience.

Sonoco’s Board Diversity and Skill Set

8          SONOCO 2022 PROXY STATEMENT

Proposal 1: Election of Directors

The Corporate Governance and Nominating Committee and the Board have recommended the following twelve directors to each stand for election for a one-year term, ending at the 2023 Annual Shareholders Meeting. The proxy agents intend to vote FOR the election of the twelve persons below unless you withhold authority to vote for any or all nominees.

R. Howard Coker	John R. Haley	Blythe J. McGarvie
Dr. Pamela L. Davies	Robert R. Hill, Jr.	James M. Micali
Theresa J. Drew	Eleni Istavridis	Sundaram Nagarajan
Philippe Guillemot	Richard G. Kyle	Thomas E. Whiddon

In accordance with Sonoco’s by-laws, which provide for retirement at age 75, Marc D. Oken, who is currently a member of the Board of Directors, will not be standing for reelection at the 2022 Annual Meeting, having reached age 75.

Director Biographies and Qualifications

R. Howard Coker, 59 Board member since 2020	Dr. Pamela L. Davies, 65 Board member since 2004
Mr. Coker has been President and Chief Executive Officer of Sonoco Products Company since 2020. Prior to his appointment to these positions, he served as Senior Vice President, Global Paper and Industrial Converted Products 2019 to 2020; as Senior Vice President, Rigid Paper & Closures and Paper/Engineered Carriers International from 2017 to 2018; as	Dr. Davies has been President Emerita and Professor of Strategy at Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2019 after serving as President of the institution from 2002 to 2019. Previously, she was Dean of the McColl School of Business at Queens University of Charlotte and Dean of the Lebow College of Business at Drexel University. She is currently a director of The Cato Corporation, YMCA of

Group Vice President, Global Rigid Paper & Closures, & Paper & Industrial Converted Products, EMEA, Asia, Australia / New Zealand from 2015 to 2017. Prior to 2015, he served as Group Vice President, Global Rigid Paper & Plastics; as Vice President, Global Rigid Paper & Closures; as Vice President & General Manager, Rigid Paper & Closures, N.A.; and as Division Vice President & General Manager, Rigid Paper & Closures. Mr. Coker Joined Sonoco in 1985. Mr. Coker is the brother-in-law of J.R. Haley, Chairman of our Board of Directors.

Mr. Coker’s strong operating acumen, diverse experience, deep connection within the organization and his leadership style and vision for the company have been proven over his 37 years of service. He has played a significant role in the development of our global Industrial and Consumer businesses and has built an outstanding track record of growth and improved business operations.

the USA, Atrium Health and the Center for Creative Leadership. She also serves on the board of trustees of the Duke Endowment. She was previously a director of Family Dollar Stores, Inc., Charming Shoppes and C&D Technologies, Inc.

Dr. Davies brings to our board financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

SONOCO 2022 PROXY STATEMENT          9

Proposal 1: Election of Directors

Theresa J. Drew, 64 Board member since 2018	John R. Haley, 60 Board member since 2011 Chairman of the Board since 2019
Ms. Drew retired in 2019 as the Carolinas Practice managing partner of Deloitte, (a global accounting and professional services firm), Charlotte, NC where she served in various roles since 1979. She is a Certified Public Accountant. Ms. Drew serves on the board of The Cato Corporation. She is also a member of the Board of the Carolinas Chapter of the National	Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He previously served as Managing Partner and as a Division Vice President. Mr. Haley is currently a director of Ultra-met Carbide Technologies and the Gosiger Foundation. Mr. Haley is the brother-in-law of R.H. Coker, our President

Association of Corporate Directors (NACD) and the immediate Past Chairman of the Board of the YMCA of Greater Charlotte.

Mrs. Drew has forty years of accounting experience with the major accounting firm Deloitte, which has provided her with in-depth financial, auditing and accounting experience related to various businesses and industries, as well as senior leadership experience. The Board has determined that Ms. Drew is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

and Chief Executive Officer.

Mr. Haley has extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board and he currently serves as our Chairman.

Philippe Guillemot, 62 Board member since 2017	Robert R. Hill, Jr., 55 Board member since 2019
Mr. Guillemot has been Chief Executive Officer of Elior Group (catering and support services industry), Paris, France, since 2017 and was elected to their board of directors in 2018. He was formerly Chief Operating Officer of Alcatel-Lucent SA, Boulogne-Billancourt, France, from 2013 to 2016, prior to its acquisition by Nokia Oyj in 2016, Chief Executive Officer and	Mr. Hill has been Executive Chairman of South State Corporation (a regional banking company with assets of approximately $42 billion with offices across the southeast), Columbia, SC since 2020 and also serves on their board. He previously served as Chief Executive Officer from 2004 to 2020 and was President and Chief Operating Officer from 1999 to 2004. Mr. Hill joined South State in 1995. He previously served on the board of director of Europcar Group, Chairman and Chief Executive Officer of Areva Transmission & Distribution (T&D), Group Executive Vice President of Faurecia SA, Group Vice President of Valeo and held several global executive positions with Michelin. Mr. Guillemot was previously a director of Constellium NV from 2013 to 2019.

Mr. Guillemot possesses a wealth of executive leadership experience. His current and prior service as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial and regulatory knowledge. Mr. Guillemot’s global experience and leadership are especially valuable with respect to our operations in Europe where we have a significant footprint.

the Federal Reserve Bank of Richmond from 2015 to 2020 where he served as Audit Committee chair.

Mr. Hill brings to our board an in-depth knowledge of the financial industry, merger and acquisition activity, chief executive officer experience and his other public company board experience.

10          SONOCO 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Eleni Istavridis, 64 Board member since 2020	Blythe J. McGarvie, 65 Board member since 2014
Ms. Istavridis served as Executive Vice President and Head of Investment Services for Asia at Bank of New York Mellon (a global commercial banking company) from 2011 until her retirement in 2015. At BNY Mellon, she served on the Global Operating Committee and Global Investment Services Executive Committee. Prior to that, she was Managing Partner at Adept Capital Partners and President and Chief Operating Officer	Ms. McGarvie most recently taught accounting at Harvard Business School in the full-time MBA program and continues to write for the NACD online journal and host webinars on corporate governance topics. She founded and was Chief Executive Officer of Leadership for International Finance, LLC, Chief Financial Officer of BIC Group and Hannaford Bros. Co.

of Tristate Holdings, a Hong Kong-based apparel manufacturing company. Earlier in her career, spanning 33 years in financial services and manufacturing, she also held senior leadership positions at Deutsche Bank and Bankers Trust both in the United States and Asia.

Ms. Istavrisis has a wealth of experience in banking, manufacturing and business development. Her extensive experience working in Asia is a key asset to the board as this is an important region for Sonoco’s growth.

Ms. McGarvie is a Certified Public Accountant. She is currently a director of Apple Hospitality REIT, Inc., LKQ Corporation and Wawa, Inc. (privately held). She was previously a director of Accenture plc from 2001 to 2017, Viacom, Inc. from 2007 to 2017, Travelers Insurance, Pepsi Bottling Group and Lafarge NA.

Ms. McGarvie has significant financial, technological and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Richard G. Kyle, 56 Board member since 2015	James M. Micali, 74 Board member since 2003
Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was previously Chief Operating Officer, Bearings and Power Transmissions Group, Group President, Aerospace and Steel, and President, Aerospace and Mobile Industries. Mr. Kyle joined Timken in 2006, and was	Mr. Micali has been a member and limited partner of, Azalea Fund III since 2008 and Azalea Fund IV since 2014 of Azalea Capital LLC (private equity firm), Greenville, SC. He previously served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in 2008, and then elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Mr. Kyle has broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

served as a consultant to Michelin through 2009. Mr. Micali currently serves as a non-executive director of several private companies, and served as a trustee of Lake Forest College, Lake Forest, IL from 2017 to 2019. He is a former director of SCANA Corporation from 2007 to 2017, Lafarge North America and Ritchie Bros. Auctioneers, Incorporated.

Mr. Micali has extensive leadership and operating experience derived from his executive service at a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director as he is the Chair of the Corporate Governance and Nominating Committee.

SONOCO 2022 PROXY STATEMENT          11

Proposal 1: Election of Directors

Sundaram Nagarajan, 59 Board member since 2015	Thomas E. Whiddon, 69 Board member since 2001
Mr. Nagarajan has been President and Chief Executive Officer of Nordson Corporation (designer and manufacturer of dispensing equipment for consumer and industrial adhesives, sealants and coatings), Westlake OH, since 2019 and also serves on their board. Previously, he was with Illinois Tool Works, Inc. where he served as Executive Vice President of Automotive OEM from	Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 until his retirement in 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was previously with Lowe’s Companies, Inc. where he served as Executive Vice President – Logistics

2014 to 2019, Executive Vice President of Welding, Group President, Welding International and Group Vice President Welding Group.

Mr. Nagarajan has broad operational management and leadership expertise gained in a global manufacturing organization which is extremely valuable to our board as we expand our businesses around the world.

and Technology, as well as Executive Vice President and Chief Financial Officer. Mr. Whiddon is currently a director of Dollar Tree Stores, Inc. and was director of Carter’s Inc. from 2003 to 2021.

Mr. Whiddon’s general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets are beneficial to our board. The Board has determined that Mr. Whiddon is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission. His service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.

The following director is not standing for reelection:

Marc. D. Oken, 75 Board member since 2006
Mr. Oken has been Chairman of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2018. He was previously Managing Partner from its inception in 2006 to 2018. He held various executive officer positions including Chief Financial Officer at Bank of America Corporation from 1989 until his retirement in 2006. Prior to joining
Bank of America, he was a partner at Price Waterhouse LLP for 13 years. Earlier in his career, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director of Marsh & McLennan Companies, Inc. and serves on the Finance and ESG committees. He was also a director of Capital Bank Financial Corp. from 2009 to 2017.

12          SONOCO 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers. The Corporate Governance and Nominating Committee also considers recommendations for nomination from other interested parties, including Sonoco’s shareholders and other sources. See the section entitled “Shareholder Proposals for Next Annual Meeting” for information regarding the ability of shareholders to nominate candidates for election as directors at an annual meeting. The Corporate Governance and Nominating Committee applies the same standards of evaluation to shareholder nominees as to any other nominee.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. While candidates for director are evaluated holistically and there are no specific minimum qualifications, the committee expects candidates for director to possess the highest personal and professional ethics and to be committed to the long-term interests of the Company’s shareholders.

As further discussed under “Board Attributes and Diversity,” the Corporate Governance and Nominating Committee believes it is important to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available through the Investor Relations section of our website at sonoco.com.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: P.L. Davies, T.J. Drew, P. Guillemot, R.R. Hill Jr., E. Istavridis, R.G. Kyle, B.J. McGarvie, J.M. Micali, S. Nagarajan, M.D. Oken, T.E. Whiddon, and L.M. Yates until his resignation on March 1, 2022.

Board Meetings and Committees of the Board

During 2021, our Board of Directors held four regularly scheduled meetings and six special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2021, all directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, Executive Compensation Committee, Corporate Governance and Nominating Committee, Employee and Public Responsibility Committee, Financial Policy Committee, and Executive Committee. The following table outlines the membership and the number of meetings held by each committee in 2021. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Corporate Governance”. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com.

The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards and, with respect to the Audit and Executive Compensation Committee, in accordance with the rules of the Securities and Exchange Commission, as applicable.

SONOCO 2022 PROXY STATEMENT          13

Proposal 1: Election of Directors

2021 Board Meetings and Committees of the Board

	Audit Committee	Executive Compensation Committee	Corporate Governance and Nominating Committee	Employee and Public Responsibility Committee	Financial Policy Committee	Executive Committee
R.H. Coker						●
P.L. Davies		●	●	Chair
T.J. Drew	●*			●	●
P. Guillemot				●	●
J.R. Haley						●
R.R. Hill, Jr.	●		●		●
E. Istavridis	●			●
R.G. Kyle	●	●	●
B.J. McGarvie	●	●		●	Chair
J.M. Micali		●	Chair		●	●
S. Nagarajan		●		●	●
M.D. Oken**	●*	Chair	●			●
T.E. Whiddon	Chair*	●	●
Number of 2021 Meetings	8	5	4	3	4	5

* Audit Committee Financial Expert

** Mr. Oken is not standing for reelection at the 2022 Annual Meeting.

The Audit Committee assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. Among its responsibilities, the committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company, reviewing compliance with the major accounting and financial policies of the Company, reviewing management’s assessment of the adequacy of the Company’s internal controls, reviewing significant findings of the Company’s internal audit function and the independent auditor, reviewing the independence of the independent auditor, reviewing the results of the annual audit of the Company’s financial statements, and overseeing compliance with the Company’s code of business conduct and the Company’s enterprise risk exposures relating to financial reporting, internal controls, regulatory and other compliance and litigation.

Each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an independent director under the applicable standards of the New York Stock Exchange (“NYSE”). Each member of the Audit Committee is financially literate, and each of Ms. Drew, Mr. Oken and Mr. Whiddon is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation – Compensation Discussion and Analysis – Role of Independent Compensation Consultant” on page 27.

14          SONOCO 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Each member of the Executive Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each member of the Executive Compensation Committee is an independent director under the applicable NYSE listing standards.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

Each member of the Corporate Governance and Nominating Committee is an independent director under the applicable NYSE listing standards.

The Employee and Public Responsibility Committee provides oversight and guidance on environmental issues,

public policy issues and social issues such as diversity, employee safety and health, employee morale and well-being and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

Compensation Committee Interlocks and Insider Participation

None

Director Compensation

Employee directors do not receive any additional compensation for serving on the Board of Directors. Non-employee director compensation is structured to reward the efforts of the directors without compromising the independence necessary to protect shareholders’ long-term interests. A significant portion of the directors’ fees are issued in stock that must be held for the duration of the director’s service, therefore aligning the directors’ interests with the interests of shareholders. Compensation for non-employee directors is summarized below.

For 2021, non-employee directors received a quarterly cash retainer of $20,000. For 2021, the directors received a quarterly equity retainer of deferred stock equivalent units valued at $32,500. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer. For 2021, the Governance Committee chair, Financial Policy Committee chair, and the Employee/Public Responsibility Committee chair each received a quarterly committee chair retainer of $3,750. In 2021, the Executive Compensation chair received a quarterly committee chair retainer of $4,375 and the Audit Committee chair received a quarterly committee chair retainer of $5,625. In addition to the cash retainer and equity retainer listed above, the Lead Director received a quarterly retainer of $7,500 and the Chairman of the Board received a $37,500 quarterly retainer.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high-quality bond index listed on the preceding December 15. For 2021, the interest rate was 2.907%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2021.

SONOCO 2022 PROXY STATEMENT          15

Director Compensation

2021 Director Compensation Table

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
J.R. Haley	$ 57,500	$ 323,500	$ 381,000
H.A. Cockrell(3)	52,000	65,000	117,000
P.L. Davies	126,500	130,000	256,500
T.J. Drew	116,000	130,000	246,000
P. Guillemot	104,000	130,000	234,000
R.R. Hill, Jr.	-0-	246,000	246,000
E. Istavridis	111,500	130,000	241,500
R.G. Kyle	119,000	130,000	249,000
B.J. McGarvie	131,000	130,000	261,000
J.M. Micali	165,500	130,000	295,500
S. Nagarajan	-0-	240,000	240,000
M.D. Oken	142,500	130,000	272,500
T.E. Whiddon	141,500	130,000	271,500
L.M. Yates	114,500	130,000	244,500

(1)   Mr. Haley elected to defer his Chairman of the Board fees of $150,000, cash retainer of $80,000, and his meeting fees of $21,000 into deferred stock equivalent units.

Mr. Hill elected to defer his cash retainer of $80,000 and his meeting fees of $36,000 into deferred stock equivalent units.

Mr. Micali elected to defer his cash retainer of $80,000, Lead Director retainer of $30,000 and his meeting fees of $40,500 into a market rate interest account as described above.

Mr. Nagarajan elected to defer his cash retainer of $80,000 and meeting fees of $30,000 into deferred stock equivalent units.

(2)  Grant date fair value computed in accordance with FASB ASC Topic 718 of mandatorily deferred stock equivalent units.

(3)  Mr. Cockrell did not stand for reelection on April 21, 2021.

16          SONOCO 2022 PROXY STATEMENT

Director Compensation

The table below shows the amount of 2021 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Name	Fees Deferred Into Equivalent Stock Units (1)	Payout Schedule Election in Years
J.R. Haley (2)	$323,500	5
H.A. Cockrell (5)	65,000	1
P.L. Davies	130,000	1
T.J. Drew	130,000	1
P. Guillemot	130,000	3
R.R. Hill, Jr. (3)	246,000	1
E. Istavridis	130,000	1
R.G. Kyle	130,000	5
B.J. McGarvie	130,000	1
J.M. Micali	130,000	1
S. Nagarajan (4)	240,000	5
M.D. Oken	130,000	1
T.E. Whiddon	130,000	1
L.M. Yates	130,000	3

(1)   Mandatory deferrals of stock awards of $32,500 were made on January 4, 2021, April 1, 2021, July 1, 2021 and October 1, 2021.

(2)   Mr. Haley elected to defer his Executive Chairman fees of $150,000, cash retainer of $80,000, and his meeting fees of $21,000 into deferred stock equivalent units.

(3)   Mr. Hill elected to defer his cash retainer of $80,000 and his meeting fees of $36,000 into deferred stock equivalent units.

(4)   Mr. Nagarajan elected to defer his cash retainer of $80,000 and meeting fees of $30,000 into deferred stock equivalent units.

(5)   Mr. Cockrell did not stand for reelection on April 21, 2021.

SONOCO 2022 PROXY STATEMENT          17

Director Compensation

Non-employee Directors’ Outstanding Equity Awards or Fees Deferred into Sonoco Stock Equivalent Units at 2021 Fiscal Year-end

	Fees Deferred Into Equivalent Stock Units
Name	Shares (#)	Value (1)
J.R. Haley	40,474	$2,343,022
H.A. Cockrell (2)	-0-	-0-
P.L. Davies	47,096	2,726,411
T.J. Drew	7,158	414,348
P. Guillemot	13,375	774,279
R.R. Hill, Jr.	8,703	503,788
E. Istavridis	2,130	123,317
R.G. Kyle	14,411	834,247
B.J. McGarvie	17,530	1,014,783
J.M. Micali	66,398	3,843,769
S. Nagarajan	22,713	1,314,844
M.D. Oken	47,011	2,721,473
T.E. Whiddon	47,096	2,726,399
L.M. Yates	4,691	271,579

(1)   Based on the December 31, 2021 closing price of $57.89 per share.

(2)   Mr. Cockrell did not stand for reelection on April 21, 2021 and received receipt of his outstanding Equity six months following his separation.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares, and

8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

Delinquent Section 16(a) Reports

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.	As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us all required filings were made on a timely basis except for one Form 4 for E.D. Haynes, III and one Form 4 for R.K. Grissett both reporting grants of restricted stock units upon becoming an officer of the company and both of which were filed one day late due to delayed receipt of filing numbers.

18          SONOCO 2022 PROXY STATEMENT

Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to supplement the requirements, authorizations and limitations contained in South Carolina law and the Company’s articles of incorporation and the bylaws. The guidelines represent the Board’s expression of some of the ways that they intend to deal with various issues involving the selection and functioning of directors and Board committees and of director compensation. Annually, the Corporate Governance Committee reviews the guidelines. Copies of the full document are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Corporate Governance”.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics for our directors, officers, and employees. The Policies on Business Conduct is a guide created to ensure that every employee and director understands Sonoco’s business conduct policies and provides helpful guidelines for behavior in certain situations. Topics in the document include safety, personal conduct, conflicts of interest, business assets, inside information and trading, antitrust, trade, and bribery. Importantly, contact information of our Business Conduct Hotline is available for asking questions or reporting concerns. Copies of these Governance Guidelines and the Code of Business Conduct and Ethics are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Corporate Governance”.

Environment, Social and Governance Oversight

Since 2009, the Board’s Employee and Public Responsibility committee has been tasked with the responsibility of overseeing policies, strategies and programs related to environment, social and governance (“ESG”) matters, including all issues related to the sustainability of our products and operations.

Annual Performance Evaluation of the Board

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self-evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

Majority Withheld – Director Resignation Policy

The Board of Directors has adopted a “Majority Withheld – Director Resignation Policy” in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote.

The Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. The Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. Shareholders are being asked to vote on a proposal to implement a majority voting standard in uncontested director elections. See “Proposal 4: Board of Directors’ Proposal to Amend the Articles of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections” on page 52. The policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Corporate Governance”.

Board Leadership Structure, Executive Sessions of Non-management Directors and Lead Director

The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory, and the Board considers the issue on a case-by-case basis. The Board recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices, and within the last decade, we have employed both structures.

Regardless of whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, we always maintain a lead independent director. Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.

Currently, J.R. Haley serves as the Chairman and J.M. Micali serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director. Our Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to the Chief Executive Officer, while enabling the Chairman and the lead independent director to facilitate our Board’s independent oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US, or by email to CorporateSecretary@sonoco.com.

SONOCO 2022 PROXY STATEMENT          19

Corporate Governance

Proxy Access By-law

The Company’s By-laws permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees up to the greater of two directors or 20 percent of the number of directors in office of the Board, all subject to the procedures, terms and conditions specified in the By-laws. Nominees that satisfy the Company’s proxy access By-law requirements will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2023 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 18, 2022, and no earlier than October 19, 2022.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate communication. The Corporate Secretary will send all appropriate communications to the intended recipient. The Corporate Secretary has discretion to exclude from transmittal any communications that are not deemed “appropriate,” such as commercial advertisements or other forms of solicitation or that related to the sender’s personal or business interest (although all communications are available to directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer with direct oversight from the Chief Financial Officer and its membership includes, among others, the most senior members of operating and finance management and the Chief Information Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2021.

The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. During development of the risk management framework, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

20          SONOCO 2022 PROXY STATEMENT

Corporate Governance

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.
Audit Committee	Oversight of risk management process and structure, risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, cybersecurity and litigation.
Financial Policy Committee	Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.
Executive Compensation Committee	Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.
Employee & Public Responsibility Committee	Risks and exposures associated with the environment, sustainability, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.
Corporate Governance & Nominating Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

SONOCO 2022 PROXY STATEMENT          21

Related Party and Policy Transactions

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. In accordance with NYSE rules, the Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an executive officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, the purchase of stock or assets of companies owned by our directors or for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

Related Party Transactions

R.H. Coker, President and Chief Executive Officer and a director of the Company since 2020, and an employee of the Company since 1985, is the brother-in-law of J.R. Haley, who is Chairman of the Board of Directors. Mr. Coker’s total compensation for 2021 is disclosed in the “Summary Compensation Table” on page 36.

J.W. DeLoach, an employee of the Company since 1998, is the brother-in-law of J.M. Florence, Jr., who is Vice President, General Counsel, Human Resources and Secretary. Mr. DeLoach is currently Regional Manufacturing Manager – Manufacturing (Recycling) and received total compensation of $203,800 in 2021.

S. Nagarajan, a member of the Board of Directors of Sonoco, is President and Chief Executive Officer of Nordson Corporation. During 2021, Sonoco sold $44,900 in products to and purchased $345,600 in products from Nordson. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2022. The Board of Directors considered these relationships when making its determination of Mr. Nagarajan’s independence.

22          SONOCO 2022 PROXY STATEMENT

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of February 7, 2022, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group. The address of each individual named in the table below is: c/o Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Vested Restricted Stock Units (3)	Deferred Compensation Units (4)
P.L. Davies	—	—	—	47,662
T.J. Drew	—	—	—	7,723
P. Guillemot	—	—	—	13,940
J.R. Haley	15,115	—	—	42,118
R.R. Hill, Jr.	10,065	—	—	9,798
E. Istavridis	—	—	—	2,696
R.G. Kyle	—	—	—	14,976
B.J. McGarvie	—	—	—	18,095
J.M. Micali	—	—	—	66,963
S. Nagarajan	—	—	—	23,783
M.D. Oken	7,350	—	—	47,576
T.E. Whiddon	15,590	—	—	47,662
L.M. Yates	4,000	—	—	5,605
R.H. Coker	217,634	—	21,134	—
J.C. Albrecht	17,155	—	2,822	—
R.D. Fuller	87,739	—	—	—
J.M. Florence, Jr.	9,228	—	4,252	—
J.S. Tomaszewski	7,436	—	8,565	—
All Executive Officers and Directors as a group (25 persons)	454,041	—	85,933	348,595

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 7, 2022, as to which our stock price on February 7, 2022 of $55.95 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2014 Long-Term Incentive Plan (“2014 Plan”) and the 2019 Omnibus Incentive Plan (“2019 Plan”) for the following named executive officers:

	Total Vested/ Exercisable SSARs	SSARs with Appreciation as of February 7, 2022	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are included in the Above Table
R.H. Coker	97,941	67,820	6,245
J.C. Albrecht	39,365	15,268	1,397
R.D. Fuller	80,285	50,164	3,156
J.M. Florence, Jr.	18,908	6,859	183
J.S. Tomaszewski	—	—	—
All Executive Officers as a group	311,621	235,945	12,148

Also included are 43,398 Restricted Stock Units which will be issued within 60 days and 5,326 shares held in our Savings Plan.

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 2008 Plan, 2012 Plan, 2014 Plan, or 2019 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2)	Percentages not shown are less than 1%.
(3)	Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.
(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

SONOCO 2022 PROXY STATEMENT          23

Security Ownership of Certain Beneficial Owners

The following table shows information as of December 31, 2021, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
No Par Value Common	BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	10,629,402	10.8%
	The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	10,419,701	10.6%
	State Street Corporation(3) One Lincoln Street Boston, MA 02111	7,268,672	7.39%
	American Century Investment Management, Inc.(4) 4500 Main Street Kansas City, MO 64111	7,015,689	7.14%

(1)	In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 10,401,488 shares and sole dispositive power with respect to 10,629,042 shares.
(2)	In its most recently filed Schedule 13G, The Vanguard Group reported shared voting power with respect to 55,150 shares, sole dispositive power with respect to 10,280,035 shares, and shared dispositive power with respect to 139,666 shares.
(3)	In its most recently filed Schedule 13G, State Street Corporation reported shared voting power with respect to 7,061,540 shares and shared dispositive power with respect to 7,268,672 shares.
(4)	In its most recently filed Schedule 13G, American Century Investment Management, Inc. reported sole voting power with respect to 6,414,219 shares, and sole dispositive power with respect to 7,015,689 shares.

24          SONOCO 2022 PROXY STATEMENT

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section describes our compensation philosophy, summarizes executive compensation programs and reviews decisions made for the following Named Executive Officers (“NEOs”).

R. Howard Coker President and Chief Executive Officer	Rodger D. Fuller Executive Vice President, Global Consumer and Industrial Packaging	Jeffrey S. Tomaszewski Vice President, North America Consumer and Global RPC

Julie C. Albrecht Vice President and Chief Financial Officer	John M. Florence, Jr. General Counsel, Secretary and Vice President, Human Resources

Executive Compensation Plan Overview

Our executive compensation decisions in 2021 were developed to support successful execution of our business strategy.

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of the development and execution of our executive compensation program. The program is driven by the over-arching goal of linking pay with performance and creating long-term shareholder value.

In review of the 2021 achievements, the Committee believes the compensation paid to our NEOs was commensurate with our performance when compared with the performance of our packaging peers. In addition, we believe our targeted short-term incentives and long-term incentives achieved our goals of motivating and rewarding performance and aligning our executive interest with those of our shareholders.

We met many key financial and strategic commitments in 2021. Consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid above targeted levels in the annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 120.6% of Target, as described in detail under “2021 Committee Actions – Performance-based Annual Cash

Incentive” on page 29. The 2019-2021 Long-Term Incentive Plan vested at 82.9% of Target and is described in more detail under “Results of 2019-2021 PCSU Performance Cycle” on page 32. The specific drivers and results of these two plans, as well as other components of executive compensation are covered in detail in later sections.

Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation program in 2021 is also provided through several sections of the “Compensation Discussion and Analysis.”

Sonoco’s Goals Regarding Executive Compensation

Pay for performance

Compensation should provide incentives for our executives and reward the creation of value for the Company’s stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance,

SONOCO 2022 PROXY STATEMENT          25

Executive Compensation

incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent they support sustainable value creation. As illustrated on page 27, 86% of our CEO’s target total direct compensation and 75% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company sizes and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Committee reviews comparative pay data, national survey data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen

Sonoco intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership

Sonoco values stock ownership and retention by its directors and executives because we believe it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. No directors or executive officers have pledged shares. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize guarantees

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Say on Pay Support

At the April 2021 Annual Meeting, 96.1% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Committee did not make any material changes to the design of the 2021 executive compensation program as a result of the vote.

Pay Mix and Pay Philosophy

The executive compensation program consists of the following components:

Direct compensation elements, consisting of:

•     Base salary

•     Performance-based annual cash incentive

•     Long-term equity incentive

Executive benefit elements, consisting of:

•     Supplemental executive retirement benefits

•     Executive life insurance

•     Minimal perquisites

Weightings of Direct Compensation Elements

Base salary, performance-based annual cash incentive and long- term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, for 2021, 86% of the CEO’s target total direct compensation and 75% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

The following charts illustrate the allocations of direct compensation elements and are based on 2021 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-based Annual Cash Incentive” section on page 29. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-term Equity Incentives” section on page 30. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 36.

26          SONOCO 2022 PROXY STATEMENT

Executive Compensation

Use of National Market Surveys and Peer
Company Data

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms Aon, Willis Towers Watson and Mercer. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. In addition to the National Survey Data, at least annually, the Committee’s consultant has prepared customized compensation studies with respect to our NEOs in comparison to the NEOs of a 12-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco.

The 2021 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue, are:

The 2021 Peer Group companies were the same as the 2020 Peer Group companies. The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable. As a result of Paper Excellence’s acquisition of Domtar Corporation in 2021, the Committee approved the following changes to the 2022 Peer Group: removal of Domtar Corporation and the addition of Pactiv Evergreen, Inc.

Role of Independent Compensation Consultant

The Committee seeks input from FW Cook, its independent compensation consultant, in its decision-making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 14 and is also available

SONOCO 2022 PROXY STATEMENT          27

Executive Compensation

through the Investor Relations section of our website at sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2021, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of share-based compensation compared to our Peer Group, completed a realized pay analysis compared to our Peer Group, assisted in the preparation of the Company’s public filings with regard to executive compensation, provided advice on application of the CEO Pay Ratio regulations, and reviewed implications of tax reform. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2021, management engaged Meridian Compensation Partners, LLC “Meridian” to provide executive compensation and benefits survey data, trends, and research assistance.

The Committee has assessed the independence of FW Cook and Meridian pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither FW Cook nor Meridian’s work for the Committee and management, respectively, raises any conflict of interest.

Committee Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the exercise price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation to determine where total executive compensation falls in relation to the Peer Group, and to assess how the Company’s overall compensation programs operate. Based on the reviews of tally sheets for each NEO, the Committee may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

Description of Direct Compensation Elements and 2021 Committee Actions

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad-based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole, takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2021 Committee Actions — Base Salary

At its April 2021 meeting, the Committee approved merit increases for the executive officer group. In determining the increases, the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. Mr. Coker and the other NEOs, each received a merit increase of 3.0% effective June 1, 2021. In addition, Messrs. Coker, Florence, and Tomaszewski received market adjustment increases of 27.0%, 7.5% and 2.5% respectively, effective June 1, 2021 which was intended to transition them to a competitive compensation structure consistent with their new positions and experiences.

Performance-based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align participants’ interests with those of our shareholders by focusing on strong annual financial and operating results. To determine the actual awards each year, the Committee establishes a “threshold,” a “target,” and a “maximum” incentive amount for each NEO. These represent a percentage of base salary. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data and Peer Group data. Threshold is set at what is considered minimally acceptable performance, while maximum equates to what is believed to represent superior performance for the year and correspondingly an above National Survey Data median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to 200% of “target” payout.

28          SONOCO 2022 PROXY STATEMENT

Executive Compensation

The Committee has discretionary authority to adjust payouts of the annual cash incentive to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or extraordinary and unforeseen events that may create unintended consequences. No such adjustments were made in 2021 for any NEO’s annual cash incentives.

2021 Committee Actions — Performance-based Annual Cash Incentive

Changes to the Performance-based Annual Cash Incentive, effective 2021

In February 2021, the Committee approved a proposal by Sonoco management to modify the Performance-based Annual Cash

Incentive Plan in an attempt to simplify the design, and align the plan more closely to peer and market trends, as well as more accurately link pay to performance. The Performance-based Annual Cash Incentive Plan financial measures and weightings were changed from 50% OPBDA, 20% BEPS, 15% sales volume growth and 15% total working capital cash gap days to 50% Base EBITDA, 25% average net working capital cash gap days and 25% strategic objectives. The removal of BEPS metric in the Performance-based Annual Cash Incentive Plan is in combination with an increased weighting of BEPS in the Long-term Incentive Plan. This alleviated the duplication of the BEPS metric in both incentive plans.

For 2021, the Committee established an annual incentive compensation threshold, target, and maximum payout for each NEO, as follows:

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
R.H. Coker	48.0%	120.0%	240.0%
J.C. Albrecht	32.0%	80.0%	160.0%
R.D. Fuller	34.0%	85.0%	170.0%
J.M. Florence, Jr.	28.0%	70.0%	140.0%
J.S. Tomaszewski	28.0%	70.0%	140.0%

*   as a percentage of base salary

Financial performance measures are established each year. For 2021, the Committee considered base operating profit (“Base operating profit”) adding back depreciation and amortization (“Base EBITDA”), which focuses on Sonoco’s operating profitability, a critical metric for the annual cash incentive plan, and placed the largest weighting (50%) on this metric. Base operating profit and Base EBITDA are non-GAAP financial measures. Information about how Base

operating profit was calculated is provided on page 25 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission.

Below is a reconciliation of Base operating profit to Base EBITDA in thousands:

2021 Base Operating profit	$515,365
Plus: Depreciation and amortization*	$241,443
Plus: D&P offset of US Divestiture**	$15,373
2021 Base EBITDA	$772,181

*   Excludes amortization included in interest expense

** Budgeted EBITDA related to the D&P US divestiture; 2021
    Targets were set assuming a full-year of D&P.

In addition to Base EBITDA, the Committee selected average net working capital cash gap days as a key performance variable essential to maximizing shareholder value as well as strategic objective metric.

Average net working capital cash gap days metric was included as a performance measure to bring increased attention to cash flow generation with a specific focus on working capital management. This metric reflected targeted year-over-year improvement in a twelve-month average of net working capital days (days of accounts receivable and inventory less days of accounts payable). This metric is weighted at 25% of the annual cash incentive.

Strategic objectives are the third metric in the Performance-based Annual Cash Incentive plan. The Committee believes that the use of strategic objectives will emphasize key performance factors within management’s control and enhance our long-term success and sustainability. This metric is weighted at 25% of the annual cash incentive.

All of the NEOs were assigned the following financial measures and weightings for the 2021 annual cash incentive.

Incentive Plan Financial Metrics	Weightings
Base EBITDA	50%
Average Net Working Capital Cash Gap Days	25%
Strategic Objectives	25%

The financial measure goals established for the annual cash incentive at the beginning of the year, and the actual 2021 financial performance, other than strategic objectives, were as follows:

Growth Year over Prior Year	Threshold	Target	Maximum	Actual 2021 Performance
Base EBITDA	0%	2.2%	4.2%	1.6%
Average Net Working Capital Cash Gap Days	0%	0.9%	1.9%	21.0%

Our Base EBITDA for 2021 was $772,181 thousand (1.6% growth), which resulted in this component’s 50% weighting of the annual cash incentive being earned at 83.7% of target. Information on how Base EBITDA was calculated can be found above.	Average net working capital cash gap days were 41.2 days, which resulted in this component’s 25% weighting of the annual cash incentive being earned at 200% of target. The networking capital cash gap days showed 21% improvement of prior year,

SONOCO 2022 PROXY STATEMENT          29

Executive Compensation

this was a direct result of strong collection of receivables, and a couple of non-repeatable circumstances. The widespread global supply chain disruption which drove inventory levels very low, as well as an Account Payable system rollout.

Execution of the Strategic Objectives

•       Acquisition of Ball Metalpack, largest acquisition in Sonoco’s History

•       Divestiture of US D&P operations

•       $200+ million in share repurchases

•       Increased US female and minority representation in 2021

•       Established an Automation and Robotics strategy

•       Wide acceptance of the Automation and Robotics initiatives with over 10 business units quoting at least one project. Over attainment of the Company’s pre-set project targets.

•       Further improved our portfolio of more sustainable packaging

The Committee reviewed each NEOs performance against strategic objectives that were established at the beginning of 2021. Based on the Committee’s assessment this metric was determined to be 115% of Target.

Overall performance of the 2021 Performance-based Annual Cash Incentive Plan was 120.6% of Target.

The following table shows the dollar amount of annual cash incentive awarded to each of the NEOs for 2021 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

	Annual Incentive Compensation for 2021	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
R.H. Coker	1,311,489	120.6%	144.7%	65.0%
J.C. Albrecht	642,543	120.6%	96.5%	42.2%
R.D. Fuller	713,456	120.6%	102.5%	41.2%
J.M. Florence, Jr.	425,015	120.6%	84.4%	68.7%
J.S. Tomaszewski	425,752	120.6%	84.4%	43.8%

Changes to the Performance-based Annual Cash Incentive, Effective 2022

In February 2022, the Committee approved a proposal by Sonoco management to modify the Performance-based Annual Cash Incentive Plan in an attempt to simplify the design and align the plan more closely to peer and market trends, as well as more accurately link pay to performance. The Performance-based Annual Cash Incentive Plan financial measures and weightings were changed from 50% EBITDA, 25% average net working capital cash gap days, and 25% strategic objectives to either: 45% Sonoco legacy EBITDA, 30% Metalpack EBITDA, and 25% average net working capital cash gap days for those NEOs directly involved with the Metalpack integration or 60% Sonoco legacy EBITDA, 15% Metalpack EBITDA and 25% average net working capital cash gap days for those NEOs not directly involved with the Metalpack integration.

Long-term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives, as well as promote retention. In 2021, long-term equity incentives were awarded under our 2019 Omnibus Incentive Plan, which was approved by our shareholders in 2019 (the “2019 Plan”). The 2019 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2021 under the 2019 Plan were comprised of performance contingent restricted stock units (“PCSUs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data, as previously described, to first determine the target total direct compensation (base salary, performance-based annual cash incentives, and long-term equity incentives) value to be provided for each executive officer position. We generally position target total direct compensation at approximately the median level (50th percentile). However, we do consider other factors such as time in the role, individual performance, internal equity, and difficulty to replace. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2019 Plan as the Committee determines. For 2021, the target mix of awards for each officer was 60% PCSUs and 40% RSUs, which the Committee determined provides appropriate focus on financial goals and on long-term value creation for the Company’s shareholders. The actual target number of PCSUs or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year.

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It is our practice to grant PCSUs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive, as well as the long-term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares of equity awards are approved by the Committee on the day prior to the first regularly scheduled Board of Directors meeting. We occasionally make special RSU or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The total number of shares to be granted is established by dividing the total dollar value of the award by the closing stock price on the effective date. The effective date of these awards is the latter of the date of approval by the Board in the case of a new officer election or the effective date of the promotion.

PCSUs – 60% of Equity Award

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than RSUs. The Committee establishes performance requirements for meeting threshold, target, and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior, and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer-term business outlook for total return to shareholders and returns on capital and equity.

Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target shares. PCSUs must meet threshold performance in order to achieve a payout.

Unvested PCSUs are forfeited upon termination of employment, except in the case of death, disability, retirement, or a change in control. If the participant’s employment is terminated as a result of death, disability, or retirement during the three-year performance period, the participant will be entitled to a settlement of any PCSUs that may vest at the end of the three-year performance period on a prorated basis equal to the time employed.

Upon consummation of a change in control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the regulations thereunder, all unvested PCSUs will vest at target on a pro rata basis if the change in control occurs during the 3-year performance period. A lump sum payment equal to the aggregate fair market value of the PCSUs (using the weighted average stock price on the last trading day immediately preceding the change in control) will be issued to the participant, within 30 days following the change in control unless the PCSUs were subject to a deferral election. In such event, payment of the PCSUs will be paid out at the earliest date permitted under IRC Code Section 409A (and in accordance with any deferral elections previously made).

PCSUs do not have voting rights and do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

RSUs – 40% of Equity Award

Grants of RSUs are intended to foster executive officer retention. RSUs have a three-year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have voting rights and do not credit dividend equivalents on unvested shares. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

Unvested RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will immediately vest upon the date of termination.

2021 Committee Actions — Long-Term Equity Incentives

Changes to the Long-term Incentive Plan Design, effective 2021

In February 2021, the Committee approved a proposal by Sonoco management to modify the Long-term Incentive Plan in an attempt to align the plan more closely to peer and market trends, as well as more accurately link pay to performance. For grants made in 2021, the mix of total targeted long-term incentive compensation value was changed from 67% PCSUs and 33% RSUs to 60% PCSUs and 40% RSUs. As we have removed the BEPS metric in the Performance-based Annual Cash Incentive Plan, we have increased its performance weighting in the Long-term Incentive Plan from 40% to 50%. To accommodate an increased weighting of BEPS, the ROIC weighting was reduced from 60% to 50%. The Committee felt that it was important to make these changes to ensure that there is a key focus on driving shareholder value in the Long-term Incentive Plan.

2021 Grants

In February 2021, the company granted PCSUs and RSUs under the 2021 long-term equity incentive program. A total target amount of long-term equity was established for each NEO which generally positions target total direct compensation at approximately the median level (50th Percentile). The total target amount is then split using the approved mix for officers of 60% PCSUs and 40% RSUs. Each type of Equity is then converted into shares using the grant date fair value. The target values of PCSUs and RSUs are set forth below:

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Executive Compensation

	Total Target Long-term Equity	Performance Contingent Stock Units	Restricted Stock Units

RSUs

On February 10, 2021, the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 40% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second, and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2021 Grants of Plan-Based Awards” table on page 38. Target awards were calculated as described under “Long-term Equity Incentives” on page 30.

These RSU awards for each of the NEOs’ combined with their PCSU awards discussed above, equate to approximately 69% of the CEO’s and 55% of the other NEOs; target total direct compensation, which is consistent with our pay for performance objective.

Results of 2019-2021 PCSU Performance Cycle

On February 13, 2019, the Committee granted PCSUs to our executives, including the NEOs, which represented 50% of each NEO’s long-term equity award. The target performance for the average three-year RONAE was 13.37%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (11.80%), and the target performance for the three-year cumulative BEPS was 5.20%. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2019 through December 31, 2021.

The Company’s actual performance for RONAE was a three-year average of 11.28% and was below target performance under the plan. The Company achieved a cumulative BEPS of $10.69 for the three-year performance period which was below target. At the end of 2021, PCSUs vested at 82.9% of target. The PCSUs that have been earned and have vested are shown in the “2021 Option Exercises and Stock Vested” table on page 40.

Description of Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation, as circumstances warrant.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases, retirement or change in

R.H. Coker	$ 4,000,064	$ 2,400,031	$ 1,600,033
J.C. Albrecht	$ 1,525,029	$ 915,006	$ 610,023
R.D. Fuller	$ 1,650,061	$ 990,035	$ 660,026
J.M. Florence, Jr.	$ 850,071	$ 510,040	$ 340,031
J.S. Tomaszewski	$ 450,048	$ 270,015	$ 180,033

PCSUs

On February 10, 2021, the Committee approved PCSU grants to our executives, including the NEOs, for the 2021-2023 performance period. The value of the PCSU grants was weighted at 60% of the NEOs’ total long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2021 Grants of Plan-based Awards” table on page 38.

The Committee established goals for performance vesting of the 2021-2023 PCSUs based on two key financial measures: average return on invested capital (“ROIC”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2021 awards, the average three-year ROIC is weighted 50% and the three-year cumulative growth in BEPS is weighted 50%.

These goals are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year ROIC*	10.26%	10.80%	11.34%
Three-Year Cumulative Growth in BEPS**	3.0%	5.1%	7.4%

*     Required performance levels will be adjusted to reflect capital invested in acquisitions over the three-year period. The ROIC will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of .15% for every $100 Million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.

**    Base Earnings per Share Growth Rate (BEPSGR) is the compounded annual growth rate represented by the cumulative BEPS (as adjusted to exclude certain items) for the three years of the measurement period, relative to BEPS for the most recently completed year preceding the grant date.

The Committee establishes financial performance goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The Committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about our future financial performance or operating results. We strongly caution you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company’s future performance.

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control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will	vest on a pro rata basis at target upon a change in control during the three-year performance period. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 46. These provisions apply similarly to all plan participants, including those below the executive officer level.

	Termination	Retirement	Death/Disability	Change in Control
PCSUs – 60% award	Forfeit unvested shares	Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period	Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period	If involuntary termination of employment within two years of CIC, unvested shares vest at target on a prorata basis upon CIC.
RSUs – 40% award	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary termination of employment within two years of CIC, immediate vesting upon termination.
SSARs	Forfeit unvested shares	Forfeit unvested shares	Immediate vesting upon death/disability	If involuntary termination of employment within two years of CIC, immediate vesting upon termination.
RSUs – special grant	Forfeit unvested shares	Forfeit unvested shares	Vests on a prorata basis, subject to approval from Committee	Vests on a prorata basis upon CIC.

Change-in-Control Plan, effective 2022

On February 9, 2022 the Board adopted the Sonoco Products Company Change-in-Control Plan. The purpose of the Change-in-Control Plan is to provide management continuity by inducing selected employees to continue their employment with the Company or one of its subsidiaries pending a proposed change in control by providing such employees with severance protection under the circumstances covered by the plan. The objective of the plan is to help assure that, in the event of a possible change in control, in addition to the participant’s regular duties, such participant may be available to be called upon to assist in the objective assessment of such proposal, to advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders or one of its subsidiaries, and to take such other actions as management or the Board might determine reasonably appropriate and in the best interests of the Company and its shareholders. The term “change in control” under the plan means “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, each within the meaning of IRC Section 409A, including the events specified in the plan as interpreted under IRC Section 409A. The plan is described in more detail under the “Potential Benefits Payable Immediately Upon Certain Separation Events” beginning on page 46“.

Deferred Compensation Plan

The Deferred Compensation Plan for Corporate Officers is a non-qualified deferred compensation plan (“NQDC”) we provide for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, RSUs and/or PCSUs. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. The plan and accumulated balances are described in more detail under the “2021 Nonqualified Deferred Compensation” table on page 44“.

Executive Benefit Elements

We have two benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two benefits are designed to help ensure long-term retention of key senior talent.

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Executive Compensation

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance benefit. Executive officers receive company-paid term life insurance coverage that is approximately equal to three times their base salary. Company-paid coverage will continue to be provided post-employment for a period of six months. All of our NEOs are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Retirement Benefits

Retirement benefits are an essential component of our Executive compensation strategy to attract, retain, and reward key Executives. For more detailed descriptions of the Retirement benefits see “Sonoco Pension Plan” on page 42, “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 42 and the “2021 Nonqualified Deferred Compensation Plans” on page 44.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of a Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and the Committee has adopted a resolution that prohibits such payments.

Executive Compensation Policies

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guide-lines for executive officers. The target level of ownership of common stock (or common stock equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Retirement and Savings Plan, stock equivalents earned through nonqualified deferred compensation plans, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

Anti-hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. All Directors and NEOs were in compliance with the policy as of December 31, 2021.

Anti-pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “–Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management – Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

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Executive Compensation

excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officersfrom pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and NEOs were in compliance with this policy as of December 31, 2021.

Incentive Compensation Clawback Policy

The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive-based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2021, and in this Proxy Statement.

M.D. Oken (Chair)

P.L. Davies

R.G. Kyle

J.M. Micali

S. Nagarajan

T.E. Whiddon

Compensation Risk Review

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•     Appropriate pay philosophy, peer group and market positioning

•     Effective balance between cash and equity compensation, and short-and long-term performance focus

•     Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•     Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation;

•     The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•     Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant; and

•     Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).

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Executive Compensation

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
R. Howard Coker	2021	906,234	-0-	4,038,338	-0-	1,311,489	-0-	362,393	6,618,454
President and	2020	736,038	-0-	4,020,436	-0-	794,921	1,018,274	246,254	6,815,923
Chief Executive Officer	2019	544,374	-0-	776,097	250,004	267,719	1,056,724	169,434	3,064,353
Julie C. Albrecht	2021	665,992	-0-	1,552,165	-0-	642,543	-0-	210,420	3,071,120
Vice President and	2020	633,448	-0-	1,316,032	-0-	451,989	-0-	167,784	2,569,253
Chief Financial Officer	2019	509,131	-0-	750,051	200,005	224,514	-0-	127,881	1,811,582
Rodger D. Fuller	2021	695,994	-0-	1,679,203	-0-	713,456	-0-	228,671	3,317,325
Executive VP - Global Industrial	2020	660,434	-0-	1,520,332	-0-	505,232	1,186,171	182,978	4,055,147
and Consumer	2019	544,374	-0-	750,101	250,004	267,719	1,267,654	168,574	3,248,426
John M. Florence, Jr. *	2021	503,458	-0-	866,371	-0-	425,015	-0-	144,330	1,939,173
General Counsel, Secretary, &	2020	399,990	-0-	628,353	-0-	251,994	-0-	101,102	1,381,438
Vice President Human Resources	2019
Jeffrey S. Tomaszewski	2021	504,331	-0-	469,193	-0-	425,752	-0-	148,608	1,547,884
Vice President - North American	2020	469,806	-0-	375,034	-0-	295,978	242,636	123,736	1,507,190
Consumer & Global RPC	2019	411,729	-0-	468,828	56,257	116,310	294,543	56,168	1,403,835
*	Mr. Florence was not an NEO in 2019.
(1)	Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. The number of RSUs awarded may be found in the “2021 Grants of Plan Based Awards Table” on page 38. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2021, which are included in our 2021 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2021-2023 three-year performance cycle, valued at the 2021 grant date fair value, the maximum award value for the 2021-2023 PCSU performance period would be $4,800,062 for Mr. Coker, $1,830,013 for Ms. Albrecht, $1,980,071 for Mr. Fuller, $1,020,080 for Mr. Florence, and $540,029 for Mr. Tomaszewski. The annual equity awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 46.

The DCSERP as described under “Nonqualified Deferred Compensation Plans” on page 45 applies to the CEO and all NEOs. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs. Coker, Fuller, Florence, and Tomaszewski and Ms.. Albrecht in 2020 and credited in 2021 were $38,274, $29,142, $16,300, $19,145, and $27,136, respectively, and are reflected in column (e). The amounts earned in 2021 and awarded in 2022 in deferred restricted stock units were $55,443, $35,236, $23,212, $23,252, and $32,713 for Messrs. Coker, Fuller, Florence, and Tomaszewski and Ms. Albrecht, respectively.

(2)	Awards were made in the form of SSARs. In 2021 no SSARs were granted. The amounts shown for 2019 are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The SSARs will not confer an actual dollar benefit on the holder unless they vest and are subsequently exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the present value estimates presented.
(3)	The 2021 amounts are payouts of awards pursuant to our performance-based annual cash incentive as discussed on page 29 of the “Compensation Discussion and Analysis.” The amounts shown were paid to the NEOs in March of the following year.
(4)	Pension pay and benefit service were frozen on December 31, 2018. Therefore, no pension benefits accrued in 2021 for any NEOs. For Messrs. Coker, Fuller, and Tomaszewski, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans , and supplemental executive retirement plans shown in the “2021 Pension Benefits” table on page 41, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table (without taking into account any distributions as a result of the termination of the Inactive Plan, as described below). These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from updated interest rates and mortality. Ms. Albrecht and Mr. Florence do not participate in these plans. The amount for Messrs. Coker, Fuller and Tomaszewski were ($310,459), ($355,576), and ($64,366) respectively.

36          SONOCO 2022 PROXY STATEMENT

Executive Compensation

In July 2019, the Company’s Board of Directors approved a resolution to terminate the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”), a tax-qualified defined benefit plan, effective September 30, 2019. Following completion of a limited lump sum offering in May 2021, the Company settled all remaining liabilities under the Inactive Plan in June 2021 through the purchase of annuities. As participants in the Inactive Plan, Messrs. Coker, Fuller and Tomaszewski were included in the termination of the Inactive Plan. Messrs. Coker and Fuller each elected to receive a lump sum payment in May 2021, which equaled $1,568,907 and $1,623,799, respectively. Mr. Tomaszewski did not elect to receive a lump sum payment in May 2021, so a normal retirement date (age 65) single-life annuity was purchased for him in June 2021, which will provide for a monthly payment to him of $4,976.

(5)	All other compensation for 2021 consisted of the following components for each NEO:

Name	Perquisites (a)	Executive Life Insurance (b)	Company Contributions and Accruals to Defined Contribution Plans (c)	Company Contributions to the Defined Contribution SERP (d)	All Other Compensation Total
R.H. Coker	$22,271	$9,390	$164,403	$166,329	$362,393
J.C. Albrecht	-0-	6,194	106,086	98,140	210,420
R.D. Fuller	-0-	8,552	114,411	105,709	228,671
J.M. Florence, Jr.	-0-	4,811	69,883	69,635	144,330
J.S. Tomaszewski	-0-	4,533	74,319	69,756	148,608

(a)	Mr. Coker’s perquisites consisted of $22,271 for personal use of corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $2,010.60 per hour in 2021, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.
(b)	Includes premiums we paid for the executive life insurance benefits. We do not provide tax gross ups on these company paid premiums.
(c)	Comprised of Company contributions to the tax-qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration”), which keeps employees whole with respect to our contributions that were limited by tax law. Company contributions include a Company match and an annual retirement contribution.
(d)	The DCSERP as described under “Nonqualified Deferred Compensation Plans – DCSERP” on page 45 applies to all NEOs. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote 1 and disclosed in column (e) of the Summary Compensation Table.

SONOCO 2022 PROXY STATEMENT          37

Executive Compensation

2021 Grants of Plan-based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	Grant Date Fair Value of Stock and Option Awards ($) (4) (j)
Name (a)	Grant Date (b1)	Committee Action Date (b2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
R.H. Coker
Annual Cash Incentive	NA	02-10-2021	$434,992	$1,087,481	$2,174,962
PCSUs	02-10-2021	02-10-2021				21,448	42,896	85,792		$2,400,031
RSUs	02-10-2021	02-10-2021							28,336	1,638,307
J.C. Albrecht
Annual Cash Incentive	NA	02-10-2021	213,117	532,794	1,065,587
PCSUs	02-10-2021	02-10-2021				8,177	16,354	32,708		915,006
RSUs	02-10-2021	02-10-2021							11,008	637,159
R.D. Fuller
Annual Cash Incentive	NA	02-10-2021	236,638	591,595	1,183,190
PCSUs	02-10-2021	02-10-2021				8,848	17,695	35,390		990,035
RSUs	02-10-2021	02-10-2021							11,907	689,168
J.M. Florence, Jr.
Annual Cash Incentive	NA	02-10-2021	140,968	352,421	704,841
PCSUs	02-10-2021	02-10-2021				4,558	9,116	18,232		510,040
RSUs	02-10-2021	02-10-2021							6,155	356,330
J.S. Tomaszewski
Annual Cash Incentive	NA	02-10-2021	141,213	353,032	706,063
PCSUs	02-10-2021	02-10-2021				2,413	4,826	9,652		270,015
RSUs	02-10-2021	02-10-2021							3,431	199,178

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the performance-based annual cash incentive awarded in 2021 under the 2019 Plan, as discussed on page 29 of the “Compensation Discussion and Analysis” and the actual performance payout is reflected in column (g) of the Summary Compensation Table.
(2)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2021 under the 2019 Plan. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 32 of the “Compensation Discussion and Analysis” section.
(3)	As described in footnote 1 of the “Summary Compensation Table”, these amounts represent the 2021 RSU awards, under the 2019 Plan, that vest in equal installments on the first, second and third anniversaries of the grant date, plus the portion of the DC SERP benefit invested in deferred restricted stock units.
(4)	The grant date values are computed in accordance with FASB ASC Topic 718. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2021, which are included in our 2021 Annual Report to Shareholders.

38          SONOCO 2022 PROXY STATEMENT

Executive Compensation

Outstanding Equity Awards at 2021 Fiscal Year-end

			Option or SSAR Awards					Stock Awards
Name (a)	Grant Date		Number of Securities Underyling Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underyling Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(j)(2)
R.H. Coker	02-10-2021									42,896	$2,483,249
	02-10-2021	(4)						27,711	$1,604,190
	02-12-2020									25,770	1,491,825
	02-12-2020							8,254	477,824
	02-12-2020							37,387	2,164,357
	02-13-2019		19,879	10,242	-0-	$60.77	02-13-2029
	02-13-2019							1,477	85,504
	02-14-2018		28,054		-0-	50.83	03-15-2028
	02-08-2017		22,110		-0-	54.46	03-10-2027
	02-11-2015		17,656		-0-	46.16	03-13-2025
J.C. Albrecht	02-10-2021									16,354	946,733
	02-10-2021							10,565	611,608
	02-12-2020									16,750	969,658
	02-12-2020							5,365	310,580
	03-01-2019	(5)						2,798	161,953
	02-13-2019		15,904	8,193	-0-	60.77	02-13-2029
	02-13-2019							1,181	68,368
	02-14-2018		15,268		-0-	50.83	03-15-2028
	03-20-2017	(5)						1,049	60,727
R.D. Fuller	02-10-2021									17,695	1,024,364
	02-10-2021							11,431	661,741
	02-12-2020									19,327	1,118,840
	02-12-2020							6,191	358,397
	02-13-2019		19,879	10,242	-0-	60.77	02-13-2029
	02-13-2019							1,477	85,504
	02-14-2018		28,054		-0-	50.83	03-15-2028
	02-08-2017		22,110		-0-	54.46	03-10-2027
J.M Florence, Jr.	02-10-2021									9,116	527,725
	02-10-2021							5,889	340,914
	02-12-2020									7,925	458,778
	02-12-2020							2,538	146,925
	02-13-2019		7,952	4,097	-0-	60.77	02-13-2029
	02-13-2019							591	34,213
	02-08-2017		6,859		-0-	54.46	03-10-2027
J.S. Tomaszewski	02-10-2021									4,826	279,377
	02-10-2021							3,118	180,501
	02-12-2020									4,832	279,724
	02-12-2020							1,548	89,614
	11-01-2019	(6)						5,550	321,272
	02-13-2019			2,305	-0-	60.77	02-13-2029
	02-13-2019							333	19,277

(1)    Represents SSARs and RSUs

SSARs become exercisable in accordance with the vesting schedule below:

SSARs Vesting Grant Date	Vesting
02-11-2015	1/3 per year in years 1, 2 and 3
02-08-2017	1/3 per year in years 1, 2 and 3
02-14-2018	1/3 per year in years 1, 2 and 3
02-13-2019	1/3 per year in years 1, 2 and 3

RSUs vest in accordance to the schedule below (except as otherwise noted in footnotes 4 through 6):

RSUs Vesting Grant Date	Vesting
02-10-2021	1/3 per year in years 1, 2 and 3
02-12-2020	1/3 per year in years 1, 2 and 3
02-13-2019	1/3 per year in years 1, 2 and 3

SONOCO 2022 PROXY STATEMENT          39

Executive Compensation

(2)	Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 31, 2021, closing price of $57.89.
(3)	PCSUs granted February 10, 2021 are represented as the number of target PCSUs that will vest on December 31, 2023, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of target PCSUs (with 200% representing the maximum level) and must meet threshold performance to achieve payout.

PCSUs granted February 12, 2020 are represented as the number of target PCSUs that will vest on December 31, 2022, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of target PCSUs (with 200% representing the maximum level) and must meet threshold performance to achieve payout.

(4)	Represents RSUs awarded to Mr. Coker upon his election as Chief Executive Officer in February 2020. The shares will vest at the end of the five-year time-based restriction if Mr. Coker is still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The award provides that, if Mr. Coker leaves the Company for any reason other than death or disability before the shares vest, the unvested shares will be forfeited. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis, and a lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights.
(5)	Represents RSUs awarded to Ms. Albrecht upon her hire date in March 2017 and upon her election as Vice President and Chief Financial Officer in March 2019. The shares will vest on the third, fourth, and fifth anniversaries of each grant provided Ms. Albrecht remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Ms. Albrecht leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited. The RSUs do not have voting rights.
(6)	Represents RSUs awarded to Mr. Tomaszewski upon his election as an executive officer in November 2019. The RSUs will vest on the third, fourth and fifth anniversaries of the grant date provided Mr. Tomaszewski remains employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights. If Mr. Tomaszewski leaves the Company for any reason other than death, disability or change in control before the shares vest, the unvested shares are forfeited. The RSUs do not have voting rights.

2021 Option Exercises and Stock Vested

The following table provides information about SSARs exercised by our NEOs in 2021 and about RSUs and PCSUs that vested in 2021.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting(8) ($) (e)
R.H. Coker			1,308	(2)	$77,983
			1,433	(3)	85,435
			4,065	(4)	242,355
			7,394	(5)	428,039
Total			14,200		833,812
J.C. Albrecht			712	(2)	42,449
			1,146	(3)	68,325
			2,642	(4)	157,516
			5,915	(5)	342,419
			1,029	(6)	65,167
Total			11,444		675,876
R.D. Fuller			1,308	(2)	77,983
			1,433	(3)	85,435
			3,048	(4)	181,722
			7,394	(5)	428,039
Total			13,183		773,179
J.M. Florence, Jr.	3,245	$46,955
			445	(2)	26,531
			573	(3)	34,162
			1,250	(4)	74,525
			2,958	(5)	171,239
			2,199	(7)	128,620
Total			7,425		435,076
J.S. Tomaszewski	4,926	71,378
	5,726	103,755
	4,473	36,589
			267	(2)	15,919
			322	(3)	19,198
			762	(4)	45,430
			1,664	(5)	96,329
Total			3,015		176,876

40          SONOCO 2022 PROXY STATEMENT

Executive Compensation

(1)	The difference between the market price of the common stock at exercise and the exercise price of the SSARs.
(2)	Vesting of the third year of the 2018 RSU award on February 14, 2021 with a Closing Stock Price of $59.62.
(3)	Vesting of the second year of the 2019 RSU award on February 13, 2021 with a Closing Stock Price of $59.62.
(4)	Vesting of the first year of the 2020 RSU award on February 12, 2021 with a Closing Stock Price of $59.62.
(5)	PCSUs that vested for the 2019-2021 long-term incentive performance period that ended on December 31, 2021. Performance criteria for the 2019-2021 performance cycle vested at 82.9% of target PCSUs.
(6)	Represents the second vesting tranche of RSUs and related dividend equivalents that were awarded to Ms. Albrecht upon her hire date in March 2017. Receipt of shares occurs six months following separation from service. The RSUs vest in three equal increments on the third, fourth, and fifth anniversary of the grant. Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.
(7)	Represents the third vesting tranche of RSUs and related dividend equivalents that were awarded to Mr. Florence upon his promotion to an officer in November 2016. Grants were made on the date of election, the first anniversary and the second anniversary and vest on the third, fourth and fifth anniversaries of the original grant. Receipt of shares occurs six months following separation from service. Unvested special grant RSUs are cancelled upon termination of employment, except in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.
(8)	Based on the closing stock price on the date of vesting.

Retirement Benefits

2021 Pension Benefits

Name (a)	Plan Name (1) (b)	Number of Years (3) Credited Service (#) (c)	Present Value of Accumulated Benefit (4) ($) (d)	Payments During Last Fiscal Year (5) ($) (e)
R.H. Coker	Pension Plan	32.50	-0-	1,568,907
	DB Restoration	32.50	$3,950,680
	Total		3,950,680	1,568,907
J.C. Albrecht (2)				-0-
R.D. Fuller	Pension Plan	32.50	-0-	1,623,799
	DB Restoration	32.50	4,264,200
	DBSERP	33.58	980,765
	Total		5,224,365	1,623,799
J.M. Florence, Jr. (2)				-0-
J.S. Tomaszewski	Pension Plan	15.00	-0-	710,807
	DB Restoration	15.00	471,431	-0-
	Total		471,431	710,807

(1)	All of these plans have been amended so that no additional benefits accrue after December 31, 2018. Future accruals towards retirement transitioned to defined contribution plans effective January 1, 2019 as described under “Sonoco Pension Plan” and “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” on page 42.
(2)	Ms. Albrecht and Mr. Florence do not participate in the Pension Plan or the DB Restoration benefit because they were hired after participation in these plans was frozen. Instead, they participate in the broad-based defined contribution plan, Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, they participate in the DC Restoration and the DCSERP. These plans are described on page 45.
(3)	Years of credited service under the Pension Plan and the DB Restoration began on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DBSERP began on the date of hire. We do not provide extra years of credited service under the plans.
(4)	The DBSERP and DB Restoration are calculated using the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the DB Restoration and DBSERP benefits as discussed below). Calculations are based on the effective discount rates of 2.66% for the DB Restoration and DBSERP and the Pre-2012 White Collar version of the healthy annuitant mortality table projected with Scale MP-2020 on a generational basis (post-retirement only) as of December 31, 2021. The interest assumption for the DBSERP three-year installments is based on the November 2021 IRS three-segment yield curve as of December 31, 2021. Amounts for the Pension Plan reflect the lump-sum value of the pension benefit accrued as of May 14, 2021 the date on which these benefit obligations were settled or transferred to Athene Annuity and Life Company.
(5)	Amount for the Pension Plan reflects the lump-sum values paid and the value of annuity premiums paid in connection with the Pension Plan termination.

SONOCO 2022 PROXY STATEMENT          41

Executive Compensation

Sonoco Pension Plan

The Sonoco Pension Plan (“Pension Plan”) is a defined benefit retirement plan and covers the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Messrs. Coker, Fuller, and Tomaszewski are the only NEOs who participated in the Pension Plan. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. Future benefit accruals transitioned to the Sonoco Retirement and Savings Plan, effective January 1, 2019. The Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A.       $42 multiplied by years of benefit service (up to 30); plus

B.       1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C.       1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.       0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($290,000 in 2021).

Benefit service began at the date of commencement of participation, which was the January 1 or July 1 coincident with or following one year of service.

Participants became fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55 with subsidized early retirement reductions of 3.6% per year from age 65. Messrs. Coker, Fuller, and Tomaszewski were fully vested in the Pension Plan.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The pre-retirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Pension Plan offers several optional forms of payment including joint and survivor annuities, period-certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

In July 2019, the Company’s Board of Directors approved a resolution to terminate the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”), a tax-qualified defined benefit plan, effective September 30, 2019. Following completion of a limited lump sum offering in May 2021, the Company settled all remaining liabilities under the Inactive Plan in June 2021 through the purchase of annuities. This action was taken following de-risking measures taken by the Company earlier in 2019 including making voluntary contributions to its U.S. defined benefit plans totaling $200 million and reallocating plan assets to a more conservative mix of primarily fixed income investments.

The termination of the Inactive Plan applied to participants who have separated service from the Company and to nonunion active employees who ceased accruing pension benefits on or before December 31, 2018. As participants in the Inactive Plan, Messrs. Coker, Fuller, and Tomaszewski were included in the termination of the Inactive Plan. Messrs. Coker and Fuller each elected to receive a lump sum payment in May 2021, which equaled $1,568,907 and $1,623,799, respectively. Mr. Tomaszewski did not elect to receive a lump sum payment in May 2021, so a normal retirement date (age 65) single-life annuity was purchased for him in June 2021, which will provide for a monthly payment to him of $4,976. The pension plan termination applies only to the qualified pension plan. While the DB Restoration and DBSERP have been frozen, they were not be part of the pension plan termination. There was no change in the benefit earned by the approximately 11,000 impacted participants as a result of these actions, and the Company will continue to manage the Sonoco Pension Plan (the “Active Plan”), comprised of approximately 600 active participants who continue to earn benefits in accordance with a flat-dollar multiplier formula.

Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan

The Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan, provides a defined benefit restoration benefit and a defined benefit supplemental executive retirement benefit.

DB Restoration

The defined benefit restoration benefit (“DB Restoration”) is provided to Sonoco employees hired before 2004 (including Messrs. Coker, Fuller, and Tomaszewski) to compensate for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC. Messrs. Coker, Fuller, and Tomaszewski are vested in the DB Restoration benefit. Generally, the terms and conditions of the DB Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.”

DB SERP

The DB Restoration benefit was amended in 2009 to freeze benefit accruals effective December 31, 2018. Future benefit accruals transitioned to the Defined Benefit Supplemental Executive Retirement Plan (“DBSERP”). The DB SERP was provided only to designated officers elected before January 1,

42          SONOCO 2022 PROXY STATEMENT

Executive Compensation

2008. However, the DBSERP was frozen to new accruals effective December 31, 2018, similar to the actions taken by the Company to freeze the Pension Plan and DB Restoration benefit. As the only current NEO who participated in the DBSERP, Mr. Fuller’s DBSERP is frozen and he began participating in the DCSERP effective January 1, 2019. The DCSERP is discussed under “– Nonqualified Deferred Compensation Plans – DCSERP” beginning on page XX. With 15 years of service and retirement at age 65, the DBSERP provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, became fully vested in their DBSERP benefit upon the completion of five years vesting service in the DBSERP. Officers elected after January 1, 2006, became fully vested in their DBSERP benefit upon completion of five years vesting service in the DBSERP and attainment of age 55.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2021 and the present value of each participating NEO’s accumulated benefit. The increase in pension value is not a current cash payment. The change in pension value from year to year as reported in these tables will vary based on changes in underlying mortality and interest rate assumptions only, as no additional pension benefits accrued after December 31, 2018, and may not represent the value an NEO will actually accrue or receive under the Pension Plan, the DB Restoration and DBSERP.

The annual DBSERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DBSERP began at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

Final average cash earnings for the DBSERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement up through 2018. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DBSERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. Fuller is vested and eligible to retire under the DBSERP, and has elected to receive the actuarially equivalent value of the DBSERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment at December 31, 2021, for reasons other than death, Mr. Fuller would have received the DBSERP benefit in three equal installment payments of $746,133 In the event of his death, his spouse would receive three equal installment payments of $901,333.

In the event of disability, the disability benefit payable is equal to the early retirement DBSERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early retirement DBSERP benefit (prior to the conversion to the actuarially equivalent value of the DBSERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DBSERP installments, and DB Restoration and the Pension Plan benefits would continue.

SONOCO 2022 PROXY STATEMENT          43

Executive Compensation

2021 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2021 (1)(2) ($) (b)	Registrant Contributions in 2021 (2) ($) (c)	Aggregate Earnings in 2021 (2)(3) ($) (d)	Aggregate Withdrawals/ Distributions in 2021 ($) (e)	Aggregate Balance at End of 2021 (2)(4) ($) (f)
R.H. Coker
DC Restoration	-0-	$ 71,876	$46,089	-0-	$ 370,034
NQDC -Deferred PCSUs/RSUs	-0-	-0-	15,756	-0-	3,004,954
DCSERP (Deferred Cash)	-0-	166,329	10,329	-0-	1,007,325
DCSERP (Deferred Stock)	-0-	38,274	37,802	-0-	382,821
J.C. Albrecht
DC Restoration	-0-	57,302	12,658	-0-	133,670
NQDC -Deferred PCSUs/RSUs	-0-	-0-	(157)	-0-	340,607
DCSERP (Deferred Cash)	-0-	98,140	1,621	-0-	230,134
DCSERP (Deferred Stock)	-0-	27,136	43,695	-0-	43,695
R.D. Fuller
DC Restoration	-0-	64,315	36,318	-0-	581,483
NQDC - Deferred PCSUs/RSUs	-0-	-0-	-0-	-0-	-0-
DCSERP (Deferred Cash)	-0-	105,709	1,800	-0-	252,050
DCSERP (Deferred Stock)	-0-	29,142	48,593	-0-	48,593
J.M. Florence, Jr.
DC Restoration	-0-	27,461	13,104	-0-	102,924
NQDC - Deferred PCSUs/RSUs	-0-	-0-	(1,961)	-0-	383,342
DCSERP (Deferred Cash)	-0-	69,635	2,058	-0-	237,237
DCSERP (Deferred Stock)	-0-	16,300	16,058	-0-	59,227
J.S. Tomaszewski
DC Restoration	-0-	42,744	35,592	-0-	275,205
Deferred PCSUs/RSUs	-0-	-0-	1,684	-0-	321,272
DCSERP (Deferred Cash)	-0-	69,756	792	-0-	134,244
DCSERP (Deferred Stock)	-0-	19,145	20,823	-0-	20,823

(1)	There were no deferrals of cash or equity compensation in 2021.
(2)	The following table shows contributions, earnings and aggregate balance at the end of 2021 that are reported in the “Summary Compensation Table” on page 36 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2021 Summary Compensation Table	Amounts in column (c) above reported in the 2021 Summary Compensation Table	Amounts in column (d) above reported in the 2021 Summary Compensation Table	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company Stock rather than cash
R.H. Coker	$0	$276,479	$0	$6,144,379	$3,387,775
J.C. Albrecht	0	182,578	0	337,306	384,303
R.D. Fuller	0	199,166	0	371,208	48,593
J.M. Florence, Jr.	0	113,396	0	203,048	442,569
J.S. Tomaszewski	0	131,645	0	471,984	342,095

(3)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 31, 2021 closing price of $57.89. Values also reflect any required Social Security taxes on shares that vested in 2021. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans” on page 45.
(4)	For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DCSERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2021.

44          SONOCO 2022 PROXY STATEMENT

Executive Compensation

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan for Corporate Officers

Each participant in the 1991 Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Intercontinental Exchange ten-year high quality bond index listed on the preceding December 15. For 2021, the interest rate was 2.907%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2022, participants could select payment schedules for periods of one, three or five years. Beginning January 1, 2022, the payment period was changed on all future deferrals to between two to ten years. Under IRC Section 409A, payments are subject to a minimum six-month delay after separation from service with the Company.

Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan as described on page 31 of the “Compensation Discussion and Analysis” may make an irrevocable election under the NQDC to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections must be for at least six months after separation from service with the Company. At the time of deferral, prior to January 2022 officers could elect a payment schedule of one, two or three annual installments. Beginning January 1, 2022, the payment schedule on all future deferrals was changed to between two to ten years. PCSUs and RSUs accrue dividend equivalents only after vesting.

DC Restoration Benefit

In addition to an executive officer’s ability to elect deferral of salary, incentive and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined contribution plan, that is considered deferred compensation (“DC Restoration benefit”). The purpose of the DC Restoration benefit is to compensate benefits lost to all participants in the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. There are two types of Company contribution under the Sonoco Retirement and Savings Plan: 1) Company match and 2) an annual Sonoco retirement contribution.

Generally, the terms and conditions of the DC Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:

•     Company Match – All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match.

•     Sonoco Retirement Contribution (SRC) – With the freezing of the defined benefit Pension Plan effective December 31, 2018, all NEOs in 2021 were eligible for the SRC. The annual SRC is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($142,800 in 2021). The DC Restoration benefit allows for the benefit formula to be applied to compensation that is limited by the IRC ($290,000 in 2021) under the qualified plan. One hundred percent of the annual SRC is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual SRC at the earlier of three years of service or reaching age 55. All NEOs are fully vested in the SRC of the Sonoco Retirement and Savings Plan and the DC Restoration benefit.

•     In October 2021 the Board approved ending the SRC effective 12/31/2021 and enhanced the company match formula to 100% up to 6% of an employee’s contribution. The Board also approved a new 4% company contribution to the Restoration Plan to all employees’ earnings that exceed the annual social security wage base effective January 1, 2022.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The DC Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The DC Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

DCSERP

The DCSERP, also a form of deferred compensation, is available to NEOs. With the freezing of the DBSERP effective December 31, 2018, all NEOs participated in the DCSERP in 2021. The annual DCSERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DCSERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2021, the interest rate was 1.236%. The remaining twenty-five percent is issued in Sonoco deferred restricted stock units. The DCSERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs. Coker and Fuller are fully vested in the DCSERP. Messrs. Florence, and Tomaszewski, and Ms.

SONOCO 2022 PROXY STATEMENT          45

Executive Compensation

Albrecht were not vested in the DCSERP benefit as of December 31, 2021. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DCSERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DCSERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years.

For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to the section on page 42 “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2021 Pension Benefits” table, footnote (1) on page 41.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2021, are set forth in column (f) of the “2021 Nonqualified Deferred Compensation” table on page 44. The DCSERP amounts in this table are forfeited upon separation from service unless vested. As of December 31, 2021, Messrs. Coker and Fuller have met the vesting requirements of the DCSERP and those amounts would be paid in the event of a termination, including death, disability or retirement. Upon a change in control, there is no accelerated vesting of the DCSERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following the “2021 Nonqualified Deferred Compensation” table on page 44.

Potential Benefits Payable Immediately Upon Certain Separation Events

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 31, 2021, including a change in control of the Company. Values of SSARs, PCSUs and RSUs are based on the December 31, 2021 closing price of Sonoco stock of $57.89.

The table does not include:

•     Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•     The value of pension benefits that are disclosed in the 2021 Pension Benefits table beginning on page 41

•     The amounts payable under deferred compensation plans that are disclosed in the 2021 Nonqualified Deferred Compensation Plan table on page 44

•     The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees.

Name	Termination (a)	Disability (b)	Retirement (c)	Change in Control (d)	Death (e)
R.H. Coker
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	$1,822,300	$994,550	$994,550	$994,550
Unvested RSUs (3)	-0-	2,982,557	-0-	2,982,557	2,982,557
Executive Life Insurance Plan Lump Sum (4)					2,000,000
J.C. Albrecht
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	962,016	-0-	962,016	962,016
Unvested RSUs (3)	-0-	1,158,055	-0-	1,158,055	1,158,055
Executive Life Insurance Plan Lump Sum (4)					1,750,000
R.D. Fuller
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	1,087,348	1,087,348	1,087,348	1,087,348
Unvested RSUs (3)	-0-	1,105,641	195,803	1,105,641	1,105,641
Executive Life Insurance Plan Lump Sum (4)					2,000,000
J.M. Florence, Jr.
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	481,761	-0-	481,761	481,761
Unvested RSUs (3)	-0-	522,052	-0-	522,052	522,052
Executive Life Insurance Plan Lump Sum (4)					750,000
J.S. Tomaszewski
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	279,609	-0-	279,609	279,609
Unvested RSUs (3)	-0-	471,026	-0-	471,026	471,026
Executive Life Insurance Plan Lump Sum (4)					1,250,000

46          SONOCO 2022 PROXY STATEMENT

Executive Compensation

(1)	Unvested SSARs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. All unvested SSARs are currently underwater.
(2)	Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a pro rata basis. If the participant separates from service as a result of death, disability or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that may vest at the end of the three-year performance period on a pro rata basis equal to the time employed. The 2020 PCSUs defined retirement as age 55 or older. The 2021 PCSUs introduced a retirement definition of age 60 or older with a minimum of 5 years of service. As such, Mr. Coker would have qualified for the 2020 unvested PCSUs under the previous definition but would not have qualified for the 2021 unvested PCSUs.

(3) Unvested RSUs would immediately vest upon termination only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr. Coker the portion of his unvested RSUs associated with awards granted upon becoming the Chief Executive Officer and for Ms. Albrecht and Mr. Tomaszewski, the portion of their unvested RSUs associated with awards granted upon becoming an officer would vest on a pro rata basis in the event of a change in control, and would vest on a pro rata basis upon death or disability subject to approval of the Committee. The 2021 RSU provisions introduced a retirement pro-rata vesting of RSUs in the year of retirement, provided NEO is age 60 or older with a minimum of 5 years of service. Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued for 6 months post-employment.

The Sonoco Products Company Change-in-Control Plan

In February 2022, our Board adopted the Sonoco Products Company Change-in-Control Plan (the “CIC Plan”) to promote management continuity by providing selected employees with severance protection as an inducement to continue their employment in the event of a proposed change in control. The objective of the CIC Plan is to help assure that, in the event of a possible change in control, participants are available to assist in evaluating such proposal, to advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders, and to take such other actions as management or the Board deems appropriate and in the best interests of the Company and its shareholders.

Participants in the CIC Plan include the CEO, each corporate officer and any other individual designated as a participant by the Committee.

Under the CIC Plan, a participant is eligible to receive a lump sum cash payment and certain additional benefits in the event that the participant’s employment is terminated by the Company without cause or by the participant for good reason within 24 months following a change in control. The lump sum cash payment will be equal to the sum of (i) the participant’s award under the Company’s Performance-Based Annual Cash Incentive Plan or any successor plan (the “Annual Cash Plan”) for the year in which the termination occurs, calculated at the greater of target or actual performance and prorated through the date of such termination, plus (ii) the following amounts:

•     For the CEO, an amount equal to the sum of (i) the CEO’s base salary and (ii) the CEO’s award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.5;

•     For other corporate officers who report directly to the CEO, an amount equal to the sum of (i) such officer’s base salary and (ii) such officer’s award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.0; and

•     For any other participant, an amount equal to the sum of (i) such participant’s base salary and (ii) such participant’s award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 1.5.

The lump sum cash payment will generally be paid to the participant, less applicable withholdings, on or before the 60th day after the termination date. Such payment will be reduced by the aggregate amount of any other similar payments or benefits available to the participant as a result of such participant’s termination of employment.

In addition to the lump sum cash payment, each participant is eligible to receive the following benefits: (a) COBRA continuation coverage for a period of up to 18 months following the termination date; (b) vesting of outstanding equity awards issued to the participant after the effective date of the CIC Plan in accordance with the terms of the equity awards agreements pursuant to which they were awarded; and (c) outplacement services in an amount not to exceed $25,000 to the extent such services are used by the participant within one year of his or her termination date. All of the foregoing benefits, including the lump sum payments, are contingent upon the participant executing and not revoking a general release of claims in favor of us and agreeing to certain restrictive covenants.

For purposes of the CIC Plan, the following definitions apply:

“cause” means the participant’s (i) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude; (ii) willful misconduct that is materially injurious to the Company or any of its subsidiaries (whether financially, reputationally or otherwise); (iii) willful and continued failure to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) that is not cured within 30 days of receipt of written notice of such failure; (iv) falsification of records maintained by the Company or its subsidiaries; (v) gross negligence in managing the material risks of the Company or its subsidiaries; (vi) material breach of restrictive covenants that is not cured within 30 days (to the extent cure is possible) of receipt of written notice of such breach; or (vii) material violation of law of the Company’s code of conduct or insider trader policy, any of which results in material financial or reputational harm to the Company;

“good reason” means that, without the express written consent of the participant, one or more of the following has occurred without being timely remedied as described in the CIC Plan: (i) a material diminution in the participant’s base compensation; (ii) a

SONOCO 2022 PROXY STATEMENT          47

Executive Compensation

material diminution in the participant’s authority, duties or responsibilities (excluding any temporary reduction in authority during any period of mental or physical incapacity); (iii) a material change in the geographic location at which the participant must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of the agreement under which the participant provides services; and

“change in control” means “a change in the ownership or effective control” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of IRC Section 409A, including any of the following events: (i) the date on which a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (ii) the acquisition by any person, group of persons or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of (a) ownership of stock of the Company that, together with any stock previously held by the acquiror(s), constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company, (b) ownership of stock of the Company possessing 30% or more of the total voting power of the Company during the 12-month period ending on the date of such acquisition or (c) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company during the 12-month period ending on the date of such acquisition, by merger, consolidation, purchase or similar transaction.

Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, we are providing the following information about the relationship of the median of the annual total compensation of all our employees except our CEO, and the annual total compensation of our CEO. Using an analytical and statistical sampling we determined the median employee for our total global employee population of 20,520 as of December 31, 2021. To identify our median employee, we used “base pay” as a consistently applied compensation measure. To determine our estimated median base pay, we collected recorded base salary for salaried employees and estimated annual base pay for hourly employees by multiplying each employee’s hourly rate by their scheduled hourly work week. Next, we used a valid statistical sampling approach to identify employees who we expected were paid within a +/- 5% range of that value. From this group we selected an employee who we felt was reasonably representative of our median employee. Mr. Coker’s total compensation for purposes of the pay ratio calculation was $6,629,893. We estimate that, for 2021, the ratio of CEO pay to median employee pay is 109:1. The median employee’s Summary Compensation Table total compensation was $58,933. This total compensation figure includes $11,439 in employer-provided health and welfare benefits and $3,685 in retirement contributions for the median employee. An amount of $11,439 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.

48          SONOCO 2022 PROXY STATEMENT

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is also responsible for engaging and evaluating the Company’s independent auditor and its lead engagement partner, including the qualifications and independence of both, and for preapproving all audit and non-audit related services and the estimated fees associated with the integrated audit.

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2021. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit

Committee concerning independence and has discussed with PwC its independence. The Committee has also reviewed the services provided by PwC discussed below and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair)

T.J. Drew

R.R. Hill, Jr.

E. Istavridis

R.G. Kyle

B.J. McGarvie

M.D. Oken

L.M. Yates

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

SONOCO 2022 PROXY STATEMENT          49

Independent Registered Public Accounting Firm

The Audit Committee’s responsibility is to appoint the independent registered public accounting firm, as well as monitor and oversee the firm’s qualifications, compensation, performance and independence. PwC served as our principal independent registered public accounting firm for 2021, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2022, pending agreement over the terms of their engagement. The Audit Committee periodically considers whether there should be a rotation of the independent external audit firm in order to assure continuing independence. Further, in connection with the mandated rotation of the external audit firm’s lead engagement partner every five years, the Audit Committee and its chair are involved in the selection of a new lead engagement partner.

In connection with the responsibilities discussed above, the Audit Committee has reviewed with PwC the overall scope of and fees for its audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also monitored PwC’s audit progress, including the firm’s findings and required communications.

Fees Relating to Services Provided by PwC for 2021 and 2020

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2021, and 2020 and for other services rendered during 2021 and 2020 on our behalf.

Fee Category ($ in thousands)	2021	% of Total	2020	% of Total
Audit Fees	$4,894	72.5%	$4,818	75.5%
Audit-related Fees	22	0.3	183	2.9
Tax Fees	1,836	27.2	1,376	21.6
All Other Fees	—	0.0	—	0.0
Total Fees	$6,752	100.0%	$6,377	100.0%

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include work performed in connection with registration statements such as the issuance of comfort letters, employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and tax planning.

All Other Fees: All other fees include fees for all services other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Exchange Act, which are approved by the Audit Committee prior to completion of the audit. The Audit Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Audit Committee at the first quarter Committee meeting. The Audit Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Audit Committee. During this review, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. During 2021, all audit and permitted non-audit services were pre-approved by the Audit Committee.

50          SONOCO 2022 PROXY STATEMENT

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2022, pending agreement over the terms of their engagement. Although the Board is not required to submit the Audit Committee’s selection of the independent registered public accounting firm for shareholder approval, the Board has elected to seek ratification by the shareholders of the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm for 2022. You will be asked to ratify this selection at the Annual Meeting, at which representatives from PwC are expected to attend and will have the opportunity to make a statement and respond to appropriate questions. PwC, or its predecessors, has audited our books and records since 1967. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considers, among other things, the qualifications, performance, audit quality, results of regulatory reviews, fees and independence of the firm and the audit engagement team.

Proposal 3: Advisory (Non-binding) Vote to Approve Executive Compensation

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to encourage alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 25. In response to the 2017 shareholder vote for an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2023. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation – Compensation Discussion and Analysis – Sonoco’s Goals Regarding Executive Compensation – Say on Pay Support” on page 26.

“RESOLVED, that, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

SONOCO 2022 PROXY STATEMENT          51

Proposal 4: Board of Directors’ Proposal to Amend the Articles of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections

Currently, our directors are elected under the default South Carolina standard that provides that directors are elected by a plurality voting standard. South Carolina law permits companies to adopt a different election standard for directors in their Articles of Incorporation.

We received a shareholder proposal for our 2021 Annual Meeting of Shareholders (the “2021 Proposal”) requesting that the Board of Directors initiate the appropriate process to amend the Company’s applicable organizational documents to provide that director nominees are elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard for contested elections. The 2021 Proposal received the support of a majority of the shares cast at the 2021 Annual Meeting of Shareholders.

After careful consideration of the voting results of the 2021 Proposal, comprehensive review of market practice with respect to director voting standards and shareholder engagement during which shareholders expressed support for a majority voting standard for directors in uncontested elections, the Board of Directors has declared it advisable, and is submitting to shareholders for their approval, this Proposal 4 to amend Article 6(a) of the Restated Articles of Incorporation (the “Proposed Amendment”). The Proposed Amendment, if adopted, would provide that directors in an uncontested election are elected by a majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. In any contested election, the directors would be elected by the vote of a plurality of the votes cast. A “majority of the votes cast” is defined in the Proposed Amendment to mean that the number of votes cast “for” the election of a director exceeds the number of votes cast “against” the election of that director (with “abstentions” and “broker nonvotes” not counted as a vote cast with respect to that director). This summary of the Proposed Amendment is qualified in its entirety by reference to the complete text of the Certificate of Incorporation (with additions shown as underlined), which is attached as Appendix A to this Proxy Statement.

Board of Directors’ Decision and Rationale

Our Board of Directors is committed to strong corporate governance and responsiveness to shareholders and believes in maintaining policies and practices that serve the best interests of all shareholders. The Board of Directors has considered the support for the 2021 Proposal and the shareholder feedback received through engagement efforts in the fall of 2021. After careful consideration and in light of shareholder support, our board believes it is in the best interests of the Company and its shareholders to adopt a majority voting standard in uncontested director elections.

Resolution

The Board of Directors submits for approval of the shareholders the following resolutions to effect the amendment to the Restated Articles of Incorporation of the Company set forth in Appendix A:

RESOLVED, that the Restated Articles of Incorporation of Sonoco Products Company be amended to revise subsection 6(a) to implement a majority voting standard for uncontested director elections in a form substantially as provided in Appendix A to this Proxy Statement; and, further,

RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized and directed to take all steps necessary or proper to effect such amendment to the Restated Articles of Incorporation.

Board Recommendation

The Board of Directors recommends that you vote FOR Proposal 4 to amend Article 6(a) of the Restated Articles of Incorporation.

Vote Required

Proposal 4 will only be approved if at least 66 2/3% of the shares of our common stock entitled to vote are voted in favor of the Proposal. Abstentions and broker non-votes will have the same effect as votes cast against the Proposal.

Effectiveness of Amendment

If the Proposed Amendment is approved by our shareholders at the Annual Meeting, it will become effective upon filing the Articles of Amendment to our Restated Articles of Incorporation with the South Carolina Secretary of State. The Board will also adopt applicable corresponding By-law amendments. If our shareholders do not approve Proposal 4, then the plurality voting standard for the election of directors will remain in effect.

52          SONOCO 2022 PROXY STATEMENT

Proposal 5: Shareholder Proposal Regarding Special Shareholder Meeting Improvement

We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated that he is a beneficial owner of 70 shares of our common stock, intends to submit the following proposal at the 2022 Annual Meeting. The below text and graphic were provided by Mr. Chevedden for inclusion in this Proxy Statement.

Proposal 5 – Special Shareholder Meeting Improvement

In accordance with proxy regulations of the Securities and Exchange Commission, the shareholder proposal and the accompanying supporting statement are included exactly as submitted to the Company by the proponent of the proposal. The Company is not responsible for the content of this shareholder proposal or its supporting statement.

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting. This includes that each shareholder shall have an equal right per share to formally participate in the calling for a special shareholder meeting.

We gave 70% support for this same proposal at the 2020 Sonoco annual meeting. Management then made efforts to water down what we voted for. Instead of the 10% we voted for it was upped to 15% and then all shares not owned for less than one continuous year were excluded.

It is important to adopt this proposal in the form we originally approved to help make up for our complete lack of a shareholder right to act by written consent. Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent.

Southwest Airlines and Target are examples of companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting. We are forever excluded from the right to act by written consent by the backwards laws of South Carolina.

Although it theoretically takes 15% of shares to call for a special shareholder meeting, this translates into close to 20% of the Sonoco shares that typically vote at the annual meeting. It would be hopeless to expect that the shares that do not have time to vote at the annual meeting would take the detailed procedural steps to call for a special shareholder meeting.

And the shareholders who own 20% of our voting stock could determine that they own 40% of our voting stock when the length of stock ownership is factored out. Thus our theoretical 15% stock ownership requirement to call a special shareholder meeting can translate into a 40% stock ownership requirement. How clever is the fine print that Sonoco management came up with in shrinking our rights as shareholders! Plus we are still left with no right to act by written consent.

Under the current rule potential shareholders with new ideas for management are thus discouraged from buying our stock because they will not be full-fledged shareholders until a year later.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 5

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

The Company Amended Its Restated Articles of Incorporation in 2021 to Provide a Right for Shareholders to Request a Special Meeting at a 15% Ownership Threshold

The Board of Directors believes it is important for shareholders to have the right to request the Company call a special meeting of shareholders, a right that Sonoco currently provides. Sonoco shareholders holding at least 15% of the Company’s outstanding common stock may request the Company call a special meeting in accordance with the Company’s Restated Articles of Incorporation. In 2021, the Board and shareholders, with approximately 79.6% support of all outstanding shares, approved an amendment to the Restated Articles of Incorporation to provide this right to shareholders, which took effect in April 2021.

The Board of Directors has carefully considered the current shareholder proposal and the Company’s 15% ownership threshold for shareholders to request the Company call a special meeting. The Board of Directors believes no further reduction is appropriate and the current threshold is in the best interest of the Company and our shareholders.

A 10% Ownership Threshold Will Risk Giving a Shareholder or Small Group of Shareholders Disproportionate Influence Over the Company’s Affairs

The Board of Directors believes a 15% ownership threshold to request the Company call a special meeting strikes an appropriate balance between enhancing shareholder rights and mitigating the risk that a small minority of shareholders with narrow self-interests that may not be shared by the majority of the Company’s shareholders waste corporate resources and disrupt our business. The Board’s belief is informed by the fact that the concentrated ownership of our common stock would permit a small but reasonable number of shareholders to come together to satisfy the 15% ownership requirement, in contrast to the fact a single shareholder could unilaterally satisfy the 10% threshold requested by the shareholder proposal.

Shareholder Engagement and Feedback Has Been Incorporated Into the Selection of the Current Ownership Threshold

The Board’s consideration of the shareholder proposal is informed by the significant support the amendment to the Restated Articles of Incorporation received last year and feedback from shareholders. In connection with the solicited vote on providing shareholders the right to request the Company call a special meeting with a 15% ownership threshold, the Company solicited the views of its shareholders on the appropriateness of the Company’s proposed 15% threshold, including and specifically as compared to a 10% threshold. Shareholders generally expressed support for the 15% threshold in the course of those engagements. During fall 2021 shareholder engagement, shareholders continued to express support for the current threshold.

SONOCO 2022 PROXY STATEMENT          53

Proposal 5: Shareholder Proposal Regarding Special Shareholder Meeting Improvement

The Board of Directors and the Company Have Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders

The Company has demonstrated continued improvement of its governance practices and its commitment to its shareholders and good governance. Highlights include:

•     Ability for 15% of shareholders to request the Company call a special meeting;

•     Annual elections for directors;

•     Ability to nominate director candidates for election in the Company’s proxy statement through a proxy access bylaw;

•     Ability to amend our Bylaws by a majority vote;

•     A Lead Director with defined and significant responsibilities;

•     Regular meetings of our independent directors without management present;

•     Simple majority vote standard, or a requirement for a majority of votes cast for and against applicable proposals;

•     Annual say-on-pay votes; and

•     Ability for shareholders to communicate directly with members of the Board of Directors (as described further under “Corporate Governance – Communications with the Board of Directors”).

For the foregoing reasons, the Board of Directors unanimously believes that the proposal is unnecessary and not in the best interests of the Company or our shareholders.

54          SONOCO 2022 PROXY STATEMENT

Information Concerning the Solicitation

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 20, 2022, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed on or about March 18, 2022. If you wish to attend the meeting in person, you may obtain directions to our office on our website at sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How Will a Quorum Be Established?

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person, or by proxy, but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Who May Vote?

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder at the close of business on February 23, 2022. At the close of business on February 23, 2022, a total of xxx,xxx,xxx shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How Do I Vote Shares Held in Street Name by a Broker, Bank, or Other Nominee?

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.

Your broker, bank, or other nominee is not permitted to vote on Proposal 1 or Proposals 3 through Proposal 5 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a voting instruction form, or if you return a voting instruction form but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters.

If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

How Do I Vote Shares Held Directly?

If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:

Telephone – You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 19, 2022. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Internet – You may vote through the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (EDT) on April 19, 2022. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Mail – If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope. Votes must be received by 7pm (EDT) on April 19, 2022.

SONOCO 2022 PROXY STATEMENT          55

Information Concerning the Solicitation

If I Do Not Mark My Proxy Card, How Will Shares Be Voted?

If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the recommendations of the Board of Directors:

How Do I Revoke My Proxy?

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•     by giving notice of revocation at the Annual Meeting;

•     by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

•     by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank, or other nominee who holds your shares.

How Votes Will Be Counted?

Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there is the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of the matter. Cumulative voting is not permitted.

Proposal 3: Advisory (Non-binding) Vote to Approve Executive Compensation

The vote on the advisory (non-binding) resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter. Cumulative voting is not permitted.

Proposal 4: Board of Directors’ Proposal to Amend the Articles of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections

The vote on the amendment of the Articles of Incorporation will be approved only if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal. Cumulative voting is not permitted.

Proposal 5: Advisory (Non-binding) Shareholder Proposal Regarding Special Shareholder Meeting Improvement

The vote on the advisory (non-binding) shareholder proposal will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter. Because the proposal is non-binding, its effect will be to inform the Board of Directors of the preferences of shareholders casting votes on the proposal. Cumulative voting is not permitted.

Other Matters

Any other matter that may be brought before the meeting will be approved according to our By-laws, Articles of Incorporation and other governing documents, if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.

56          SONOCO 2022 PROXY STATEMENT

Information Concerning the Solicitation

What is the Cost of this Proxy Solicitation?

We will pay the cost of this proxy solicitation. Morrow Sodali LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. Morrow Sodali LLC may be contacted at Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers, directors, and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.

Incorporation By Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act or the Exchange Act and are not deemed to be “Soliciting Material.”

References to our website address and additional Company reports or information contained on our website throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are intended to provide inactive, textual references only. The information on our website, including the information contained in those reports, is not part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Shareholder Proposals for Next Annual Meeting

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2022, you must submit the proposal to the Secretary of the Company in writing by February 3, 2023. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2023, you must be sure the Secretary of the Company receives your written proposal by November 18, 2022. All shareholder proposals must comply with the requirements of our By-laws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any matter as to which notice was not received by the Secretary of the Company by February 3, 2023. For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.	Shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 120 days prior to the meeting. Any such nomination for the 2023 Annual Meeting of Shareholders should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than December 20, 2022. No such nominations have been made for this Annual Meeting. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholder, and any such recommendation should include the nominee’s name and qualifications for membership on the Board and should be directed to the Corporate Secretary at the address above.

SONOCO 2022 PROXY STATEMENT          57

Delivery of Documents to Shareholders Sharing an Address

We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy Statement for multiple shareholders at your address and would	prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to bring any other business before the meeting and the Board does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

By order of the Board of Directors,

John M. Florence, Jr.
Secretary
March 18, 2022

58          SONOCO 2022 PROXY STATEMENT

Appendix A: Restated Articles of Incorporation (As of , 2022)

Pursuant to Section 33-10-107 of the 1976 South Carolina Code of Laws, as amended, the Corporation hereby submits the following information:

1.   The name of the Corporation is Sonoco Products Company.

2.   If the name of the Corporation has ever been changed, all of its former names:

Southern Novelty Company

3.   The original articles of incorporation were filed on May 10, 1899.

4.   The registered agent is John M. Florence and the address of the registered agent is One North Second Street, Hartsville, South Carolina 29550.

5.   The Corporation is authorized to issue more than one class of shares of stock as follows.

be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series of stock;

(iii) the price or prices at which, the nature of the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation;

(iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have in the event of any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

(v) the right, if any, of the holders of a particular series or the Corporation to convert or cause conversion of shares of such series into shares of other classes or series of stock or other securities or other property or to exchange or cause exchange of such shares for shares of other classes or series of stock or other securities for other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions of adjustments, if any, at which such conversion or exchange may be made or caused;

(vi) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, and the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

Class of Shares	Authorized No. of Each Class
Common Stock	300,000,000
Preferred Stock	30,000,000

The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

(a) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 5, to provide for the issuance of the shares of Preferred Stock (including any shares of Preferred Stock restored to the status of authorized but unissued Preferred Stock, undesignated as to series pursuant to this Article 5(a) in one or more series, and to establish, from time to time, the number of shares to be included in each such series and to fix the designations, voting powers, if any, preferences, limitations, and relative, participating, optional or other special rights, as shall be stated and expressed in the articles of amendment providing for the issue of such series adopted by the Board of Directors and filed with the Secretary of State. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the distinctive serial designations and the division of shares of Preferred Stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding) by articles of amendment authorized, executed and filed as required by law:

(ii) the rate or amount (or the method of determining the rate or amount) and times at which, and the preferences and conditions under which, dividends shall

SONOCO 2022 PROXY STATEMENT          59

Appendix A

(vii) the voting rights, if any, of the shares of a particular series (in addition to those that may be required by law), whether special, conditional, limited or unlimited, including the number of votes per share and any requirement for the approval by the holders of shares of all series of Preferred Stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law, as a condition to specified corporation action or amendments to the Articles of Incorporation; and,

(viii) any other relative rights, limitations and preferences which may be so determined by the Board of Directors to the fullest extent permitted by the laws of the State of South Carolina.

All shares of any particular series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except as to the date or dates from and after which dividends, if cumulative or partially cumulative, shall accumulate. All series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except insofar as, to the extent permitted by law, they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the articles of amendment providing for any particular series of Preferred Stock.

All shares of Preferred Stock shall rank senior and prior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(b) Common Stock. The Common Stock shall be entitled to unlimited voting rights as provided by law, and together with the Preferred Stock, but subject to the prior rights of the Preferred stock, shall be entitled to receive the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation.

(c) Certain Dividends. Shares of one class or series (including, without limitation, rights, options or warrants for the purchase or other acquisition of shares) may be issued by the Board of Directors as a dividend in respect of shares of any class or series.

6.       The optional provisions which the Corporation elects to include in the Articles of Incorporation are as follows (see the applicable provisions of Sections 33-2-102, 35-2-105, and 35-2-221 of the 1976 South Carolina Code of Laws, as amended):

(a) Board of Directors. The number of directors of the Corporation shall be (i) the number fixed from time to time by the Board of Directors which shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in these articles. Directors shall be elected at each Annual Meeting of Shareholders. In any uncontested election, each director shall be elected by the vote of the majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. In any contested election, the directors shall be elected by the vote of a plurality of the votes cast, up to the number of directors to be elected in such election. For the purposes of this Article 6(a), a “majority of the votes cast” shall mean that the number of votes cast “for” the election of a director exceeds the number of votes “against” the election of that director (with “abstentions” and “broker nonvotes” not counted as a vote cast with respect to that director). A contested election is one in which, as of the date that is 14 calendar days in advance of the date the Corporation files its definitive proxy statement with the U.S. Securities and Exchange Commission (regardless of whether or not it is thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected. An uncontested election is any election that is not a contested election. Each director so elected shall serve until the next Annual Meeting of Shareholders or until her or his successor is elected and qualifies or until there is a decrease in the number of directors. No person who is not then already a director of the Corporation shall be eligible to be elected as a director at the Annual Meeting of Shareholders unless such person shall have been nominated in writing, with such nomination delivered to the Secretary of the Corporation, not less than one hundred twenty days prior to such Annual Meeting.

(b) Noncumulative Voting. Shareholders shall not have the right to cumulate their votes in the election of Directors.

(c) No Preemptive Rights. The Corporation elects not to have preemptive rights with respect to its shares, whether now or hereafter authorized.

(d) Removal of Directors. Directors may be removed only for cause. Removal of a Director or the entire Board of Directors for cause shall only be accomplished by a vote of a majority of the shares cast for and against removal, subject to the provisions of the laws of the State of South Carolina.

(e) Liability of Directors. No Director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of South Carolina, as presently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article 6(e) shall adversely affect any right or protection that exists at the time of such amendment, modification, or repeal.

(f) Quorum Requirement for Shareholders. The shareholders are authorized to adopt or amend a by-law that fixes a greater quorum requirement for shareholders (or voting groups of shareholders) than is required by the laws of the State of South Carolina.

(g) Special Meetings of Shareholders.

(i)       Special meetings of shareholders for any purpose or purposes may be called by or at the direction of the Board of Directors, or by the Chairman of the Board of Directors, or by the

60          SONOCO 2022 PROXY STATEMENT

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President. Special meetings shall be called by the Chairman of the Board of Directors at the request of: (a) holders of Preferred Stock as may be provided in provisions of these Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting the capital stock of the corporation; or (b) by the Chairman of the Corporation upon the delivery by certified mail, return receipt requested, to the Secretary at the Corporation’s principal executive offices of a written request signed by each shareholder of record of the Corporation (each, a “Requesting Shareholder” and, collectively, the “Requesting Shareholders”), who has held, at the time such request is delivered, Net Long Beneficial Ownership (as defined herein) of 15% or more of all of the votes entitled to be cast on any issue proposed to be considered at the requested special meeting (the “Requisite Percent”) for a period of one year prior to, and as of, the date of submission of the request. Any such shareholder request for a special meeting shall (A) describe the purpose for which the meeting is to be held, and (B) comply with the requirements of this Article 6(g) and other applicable requirements. Compliance by the Requesting Shareholder with the requirements of this section and any applicable related provisions of the By-Laws and other applicable requirements shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

(ii)       For the purposes of this Article 6(g), the term “Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a Requesting Shareholder’s ownership of shares of the corporation entitled to be cast on any issue, shall mean those shares of the corporation as to which the Requesting Shareholder possesses (A) the sole power to vote or direct the voting, (B) the sole economic interest (including the sole right to profits and the sole risk of loss), and (C) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (A), (B) and (C) shall not include any shares (x) sold by such Requesting Shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Requesting Shareholder or any of its affiliates for any purposes or purchased by such Requesting Shareholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or other similar agreement or understanding entered into by such Requesting Shareholder or any of its affiliates, whether any such instrument, agreement or understanding is to be settled with shares of stock of the corporation or with cash based on the notional amount or value of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Requesting Shareholder’s or any of its affiliates’ rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the sole economic ownership of such shares by such Requesting Shareholder or any of its affiliates. A Requesting Shareholder has Net Long Beneficial Ownership of shares held in the name of a nominee or other intermediary so long as the Requesting Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the sole economic interest in the shares.

(iii)       Any request or requests for a special meeting (a “Shareholder Requested Special Meeting”) pursuant to Article 6(g)(i) hereof (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) shall (A) set forth a statement of the specific purpose or purposes of the Shareholder Requested Special Meeting, the matters proposed to be acted on at such special meeting, the reasons for conducting such business at the Shareholder Requested Special Meeting and any material interest in such business of each Requesting Shareholder, (B) contain the information and representations required by the Corporation’s By-Laws as though such Requesting Shareholders are intending to nominate a candidate for director or propose other business to be brought before an annual meeting of shareholders, as applicable, (C) contain the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Corporation’s Restated Articles of Incorporation or By-Laws, the language of the proposed amendment, and (D) contain (w) an agreement by the Requesting Shareholders to notify the Corporation promptly in the event of any disposition of shares following the date of the Special Meeting Request and (x) an acknowledgement that any such disposition prior to the date of the Special Meeting Request shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that such shares will no longer be included in determining whether the Requisite Percent has been satisfied (y) evidence of the fact and duration of each Requesting Shareholder’s Net Long Beneficial Ownership of such stock consistent with the methods of verification provided for by Rule 14a-8 (or any successor thereto as then in effect) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Securities and Exchange Commission guidance relating thereto, and (z) a certification from each Requesting Shareholder that the Requesting Shareholders in the aggregate satisfy the Net Long Beneficial Ownership requirement of this Article 6(g). In addition, each Requesting Shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation.

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Appendix A

(iv)       Compliance by the Requesting Shareholders with the requirements of this Article 6(g) shall be determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and the shareholders. In determining whether a Special Meeting Request has been properly requested by Requesting Shareholders holding in the aggregate at least the Requisite Percent, multiple requests for a Shareholder Requested Special Meeting will be considered together only if (i) each such request identifies substantially the same purpose or purposes of the Shareholder Requested Special Meeting and substantially the same matters proposed to be acted on at such meeting (in each case, as determined in good faith by the Board of Directors), (ii) each Requesting Shareholder complies with the requirements of this Article 6(g), and (iii) such requests have been delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated request for a Shareholder Requested Special Meeting.

(v)       Any Requesting Shareholder may revoke a Special Meeting Request at any time prior to the date of the Shareholder Requested Special Meeting by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation by registered mail. If, following such revocation pursuant to this paragraph, or deemed revocation pursuant to subparagraph (iii)(D)(x) immediately above, at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from Requesting Shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its sole and absolute discretion, may cancel the Shareholder Requested Special Meeting.

(vi)       Notwithstanding the foregoing, the Chairman of the Board of Directors shall not be required to call a Shareholder Requested Special Meeting if, in the good faith determination of the Board of Directors, (A) the request for such special meeting does not comply with this Article 6(g), (B) the Board of Directors, the Chairman of the Board of Directors or the President has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request for a Shareholder Requested Special Meeting has been delivered to, and received by, the Secretary of the corporation (the “Delivery Date”) and the Board of Directors determines in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, that the business of such annual or special meeting includes (among any other matters properly brought before the meeting)

the business specified in the Requesting Shareholder’s(s’) request, (C) the Special Meeting Request is received by the Secretary of the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of shareholders, (D) the Special Meeting Request contains an identical or substantially similar item, as determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, (a “Similar Item”) to an item that was presented at any meeting of shareholders held within ninety (90) days prior to the Delivery Date (and, for purposes of this clause (D) the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (E) the Special Meeting Request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, including, but not limited to, any precatory proposal and any shareholder proposal the corporation would have the right to exclude pursuant to Rule 14a-8 (or any successor thereto as then in effect) under the 1934 Act, or (F) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A (or any successor thereto as then in effect) under the 1934 Act or other applicable law.

(vii)       Each Requesting Shareholder is required to update the Special Meeting Request delivered pursuant to this Article 6(g) not later than ten (10) days after such record date to provide any material changes any of the information required to be provided by such Requesting Shareholder under this Article 6(g) as of such record date and also as of a date not more than seven days nor less than three days before the scheduled date of the Shareholder Requested Special Meeting as to which the request for Shareholder Requested Special Meeting relates.

(viii)        The Requesting Shareholders (or at least one Requesting Shareholder where a group of shareholders has been formed for the purpose of making the request), or a shareholder representative who is qualified under state law to present the proposal, must appear in person at the Shareholder Requested Special Meeting to present the proposal for which the special meeting was requested. If no Requesting Shareholder or legal representative

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attends the Shareholder Requested Special Meeting to present the proposal, the presiding officer at the Shareholder Requested Special Meeting, in such officer’s discretion, may make a determination that the proposal has not been properly presented and will not be voted upon, notwithstanding that proxies in respect of such proposal may have been received by the Corporation.

(ix)       In the case of a Shareholder Requested Special Meeting, following delivery of a Special Meeting Request, the Board of Directors shall, by the later of (x) twenty (20) days after delivery of a valid Special Meeting Request and (y) five days after delivery of any information required by the Corporation to determine the validity of the Special Meeting Request or the purpose to which the Special Meeting Request relates, determine the validity of the Special Meeting Request, and, if appropriate, adopt a resolution fixing the record date for such Shareholder Requested Special Meeting. Any Shareholder Requested Special Meeting shall be held at such date, time and place, within or outside the State of South Carolina, as may be fixed by the Board of Directors in accordance with the By-Laws of the Corporation and laws of the State of South Carolina; provided, however, in the event the Shareholder Requested Special Meeting relates to matters other than the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be more than ninety (90) days after the Delivery Date, and in the event the Shareholder Requested Special Meeting relates to the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be less than one hundred twenty (120) days after the Delivery Date. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for such special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(x)       Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Corporation from submitting other matters to a vote of the shareholders at any Shareholder Requested Special Meeting. Except as otherwise provided by law, these Restated Articles of Incorporation or the By-Laws of the Corporation, the Chair of the Board at the Shareholder Requested Special Meeting shall have the power and authority to determine whether any business proposed to be brought before the Shareholder Requested Special Meeting was proposed in accordance with the foregoing procedures. If the presiding officer at the Shareholder Requested Special Meeting determines that business was not properly brought before the Shareholder Requested Special Meeting in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. No business shall be conducted at a Shareholder Requested Special Meeting except in accordance with this Article 6(g) or as required by applicable law.

7.       Unless a delayed effective date is specified, this application will be effective upon acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended).

SONOCO 2022 PROXY STATEMENT          63

SONOCO 2022 PROXY STATEMENT

The 2022 Proxy Statement and the 2021 Annual Report to Shareholders are available at: https://www.cstproxy.com/sonoco/2022

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Julie C. Albrecht, Vice President, Chief Financial Officer, or John M. Florence, Jr., Vice President, General Counsel, Human Resources and Secretary, as proxy agent, each with the power to appoint her or his substitute, and hereby authorizes her or him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 23, 2022 at the Annual Meeting of Shareholders to be held on April 20, 2022 or at any adjournment thereof, as instructed below and in her or his discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR THE BOARD OF DIRECTORS' PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETING IMPROVEMENT.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. **If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.**

Address Change/Comments **(Mark the corresponding box on the reverse side)**	

(Continued, and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Sonoco Products Company

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2022.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY
The Board of Directors recommends a vote FOR ALL Director nominees and FOR proposals 2, 3 and 4 and AGAINST proposal 5.

Please mark your votes like this **X**

1. To elect twelve members to the Board of Directors for a one-year term:
   (01) R. H. Coker
   (02) P. L. Davies
   (03) T. J. Drew
   (04) P. Guillemot
   (05) J. R. Haley
   (06) R. R. Hill, Jr.
   (07) E. Istavridis
   (08) R. G. Kyle
   (09) B. J. McGarvie
   (10) J. M. Micali
   (11) S. Nagarajan
   (12) T. E. Whiddon

   FOR ALL ☐ FOR ALL EXCEPT ☐ WITHHOLD FOR ALL ☐

2. To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2022. FOR ☐ AGAINST ☐ ABSTAIN ☐
3. To approve the advisory (non-binding) resolution to approve Executive Compensation. FOR ☐ AGAINST ☐ ABSTAIN ☐
4. Board of Directors' proposal to amend the Articles of Incorporation to implement a majority voting standard in uncontested director elections. FOR ☐ AGAINST ☐ ABSTAIN ☐
5. Advisory (non-binding) shareholder proposal regarding special shareholder meeting improvement. FOR ☐ AGAINST ☐ ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's(s') name(s) on the line below)

____

Mark Here for Address Change or Comments SEE REVERSE ☐

CONTROL NUMBER

Signature______________________ **Signature, if held jointly**______________________ **Date**__________, **2022**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.